UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CAPITAL RESERVE CANADA LIMITED
(Exact name of registrant as specified in its charter)

CIK: 0001230622
SIC: 1382 Oil & Gas Field Exploration Services

18104 – 102 Ave. Edmonton, Alberta T5S-1S7, 780-701-4447
(Address and telephone number of principal executive offices)

Approximate date of commencement of proposed sale: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
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If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                                                                                    Accelerated filer  ☐
Non-accelerated filer  ☐ (Do not check if a smaller reporting company)    Smaller reporting company  ☒
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CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	400,000,000	$.025	$10,000,000	$558

(1)
This Registration Statement covers the offering of common stock of the Company according to a Drawdown Equity Financing Agreement and for resale by the selling security holder named in this prospectus. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933. The offering price was determined arbitrarily by using the last, highest price at which we sold shares in the past year.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

This prospectus relates to the issuance from time to time of approximately 400,000,000 shares of stock of Capital Reserve Canada LIMITED (“CRC” or “the Company”) common stock, being offered for sale pursuant to a Drawdown Equity Financing Agreement (“Drawdown Agreement”) entered in to between the Company and Auctus Private Equity Fund, LLC (“Auctus”). The total amount of shares of common stock which, may be sold pursuant to this prospectus would constitute 68% of our issued and outstanding common stock as of February 28, 2010, if all of the shares had been sold by that date.

Pursuant to the Drawdown Agreement, which has a total drawdown amount of ten million dollars ($10,000,000), CRC has the right to sell to Auctus at its sole discretion and Auctus has the obligation to purchase through advances to the Company, the Company’s common stock through Draw Down Notices issued by the Company. The number of shares of common stock that Auctus shall purchase shall be determined by dividing the amount of the advance by the purchase price. No fractional shares will be issued.

The Company is selling all of the shares of common stock offered by this prospectus. It is anticipated that the Company will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution”). We will not receive any proceeds from the sale of shares by the selling security holder. However, we will receive the sale price of any common stock that we sell to Auctus under the drawdown line of equity credit facility.

Our Form 20-F form was filed and accepted on July 15, 2009.

There are no underwriting agreements.

CRC is a publicly traded company that trades under the CVSVF.OB call symbol on the OTCBB.

The total amount of shares of common stock which, may be sold pursuant to this prospectus, would constitute 66% of our issued and outstanding 607,594,302 shares of stock as of February, 2010.

Important Note: Investing in CAPITAL RESERVE CANADA LTD. involves a great deal of risk, for many different reasons. Please see a list of the risk factors involved in investing in our company, beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Capital Reserve Canada Limited may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Capital Reserve Canada does not plan to use this offering prospectus before the effective date.

SUMMARY INFORMATION AND RISK FACTORS

This summary highlights information contained elsewhere in this Prospectus. This summary does not contain all of the information you should consider before investing. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

Summary Information

CRC is a publicly traded company that trades under the CVSVF.OB call symbol on the OTCBB.

CRC is an environmental technology solutions firm, developing industrial-scale projects that address current environmental concerns.  Specifically, Two Hills (a wholly-owned subsidiary of CRC) is establishing itself as a leader in the emerging greenhouse gas mitigation industry (e.g. Carbon Capture and Sequestration) as well as several other developed and emerging environmental industries including: industrial waste recycling and disposal, biofuels/bioenergy production and environmental services and remediation.  Two Hills has developed a strategy to leverage cutting edge technologies and sound management in order to create remarkable solutions in place of current environmental and macroeconomic liabilities.

We have never had a profit, currently have no non-cash assets, are in poor financial condition and we anticipate no profits for at least the upcoming year, as we attempt to build our portfolio of properties. See Risk Factors starting on page 6 for more information.

The mailing address of our principal executive offices is: 18104 – 102 Ave. Edmonton, Alberta T5S-1S7. The telephone number of our principal executive offices is: 780-701-4447. www.capitalreservecanada.com.

Our revenues for the most recent unaudited period January 1, 2009 – October 31, 2009 were $6,000 . Our net loss for the most recent unaudited period was $ 698,818 . We have accumulated a deficit of $ 11,013,710 since December 1999 and our auditors have issued a going concern opinion. See the notes to our audited financial statements below. The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.
Operating Statement Data	for the period January 1, 2009
through October 31, 2009
(unaudited)
Income Statement Data

Revenues:	$6,000
Expenses:	697,808

Net Loss from Operations:	698,818

Balance Sheet Data	as at October 31, 2009
(Audited)

Total Assets:	991,325
Total Liabilities:	731,177
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Total Stockholders' Equity:	260,148

Risk Factors

You should carefully consider the following risk factors and all other information in this prospectus before investing in CRC. Investing in CRC involves a high degree of risk. Any of the following risks makes investment in our company speculative or risky, and could adversely affect our business, financial condition and results of our operations and could result in a complete loss of your investment.

Risk Factors Related Directly to Our Business

Investing in Waste Storage May Expose the Company to Specific Risks.

Investments in waste disposal and management are exposed to a wide variety of risks including nationwide and local social conditions, the supply of, and demand for, specific types of waste properties, the ability of our tenants to pay their rent, vandalism, vacancies, changes in tax or zoning laws, changes in rent control laws, etc. The Cavern Storage Terminal segment of the project comes along with standard engineering, construction and development risks. Through discussion with engineering partners, engaged to examine this project, it does not appear that any of the technological problems cannot be solved through the implementation of “off-the-shelf” equipment in standard configurations. While the scale of the project is quite large, Albertan engineering and construction firms possess the knowledge and resources to design and build the suggested infrastructure. CO2 leakage due to fracture or mechanical failure is also a risk, however, CRC feels as though these risks can be managed through careful understanding and development of the caverns and the constant monitoring of the caverns and mechanical infrastructure.

The larger risk in the proposed project is of the biological conversion of CO2, due to the early stage of development of the technology and the risks that come along with scaling up any technology. However, CRC is seeking to develop a partnership with a clear global leader in the development of biological conversion processes in order to mitigate these risks as much as is possible. The intellectual property and unique capacities that will be developed en-route to the ultimate applications will all provide value to the province of Alberta.

Our business operations are speculative.  The failure of our plans could ultimately force us to reduce or suspend operations and even liquidate our assets and wind-up and dissolve our company.

Our shares should be considered highly speculative due to the proposed nature of our business and the current stage of our development. Certain information set out in our annual report includes or is based upon expectations, estimates, projections or other “forward looking information”. Such forward-looking information includes projections or estimates made by us and our management as to our future business operations.  While statements concerning forward looking information, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost certainly vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.  See “cautionary statement concerning forward – looking information” on page 15.

A significant or prolonged decrease in oil and natural gas prices will seriously and negatively impact our business plans and operations.

Our revenues are dependent on the expenditures of oil and gas companies. The demand for our tools and services are primarily influenced by current and anticipated commodity prices, particularly oil and natural gas prices. Weakness in commodity prices may cause our customers to reduce their capital and operating expenditures as weaker commodity prices result in fewer wells being drilled. Other factors that may affect demand for our tools and services include the level of development, exploration and production activity of, and corresponding spending by, energy and resource companies, which in turn is affected by conditions such as weather conditions, and seasonality, government regulation of energy and resource companies, and conditions in the worldwide energy and resources industry.

Periods of diminished or weakened demand for our tools and services may occur in the future. In light of these factors, historical operating results may not be indicative of our future performance. In addition, reductions in commodity prices can result in a reduction in the trading prices and value of our securities, even if the reduction in commodity prices does not affect our business generally.

Seasonality may affect our performance.

In general, the level of activity in the oilfield service industry is influenced by seasonal weather patterns.  Wet weather and the spring thaw may make the ground unstable.  Consequently, municipalities and provincial transportation departments enforce road bans that restrict the movement of rigs and other heavy equipment, thereby reducing activity levels.  Additionally, certain oil and gas producing areas are located in areas that are inaccessible other than during the winter months because the ground surrounding the drilling sites in these areas consists of swampy terrain.  Seasonal factors and unexpected weather patterns may lead to declines in the activity levels of exploration and production companies and corresponding declines in the demand for our tools and services.

We may be unable to continue as a going concern if we are unable to raise additional capital.

The cost associated with further development of our business and our ability to generate revenue will depend on a variety of factors, including our ability to meet our development schedule and customer needs, changes in technology, and the availability of additional funds that may be required to advance and expand our business. Additional funds, whether through additional equity financing, debt financing or other sources, may not be available on terms acceptable to us or at all, or may result in significant dilution to our shareholders and/or a change of control of the Company. The inability to obtain additional funds may have a material adverse affect on our business, results of operations, and financial condition.

There is no guarantee that we will generate profit.  We have incurred losses and anticipate losses will continue.  This could have an impact on stockholders’ investments in our common stock.

Our business is capital intensive and we have no history of profit.  Accordingly, there can be no assurance that our future business activities will be profitable. We have incurred costs to develop and enhance our tools and services, to establish strategic relationships and to build an administrative organization. Our ability to operate profitably and generate positive cash flow in the future will be affected by a variety of factors, including our ability to further develop and test our technology on schedule and on budget, the pace of our entry into our target markets, consumer acceptance of our products, the intensity of the competition experienced by us, the availability of additional capital to pursue our business plans, including development of new products.  An inability to generate sufficient funds from operations will have a materially adverse affect on our business, results of operations and financial condition.

Our ability to grow our business and meet our commitments to our customers is dependent upon the availability of suppliers upon which we rely.

We will have to rely on suppliers for additional gauges, trucks and equipment in order to expand, or to replace existing equipment. The availability of suppliers could affect our ability to expand or to meet our commitment to existing customers.

We are in an early stage of development and there are no guarantees that we will be able to achieve our business objectives. This may have a material adverse impact on our business and ability to continue as a going concern.

Our business prospects are subject to all of the risks inherent to a new business.  There can be no assurance that we will obtain market acceptance as contemplated in our business objectives and any failure to sell our products or services may have a material adverse effect on our business, results of operations, and financial condition.

The industry in which we operate is marked by rapid technological change. Our inability to adapt to such change(s) may have a material adverse impact on our business and ability to continue as a going concern.

Our Industry is subject to rapid change, and any inability on our part to adapt to such change may have an adverse affect on our business, results of operations and financial condition.  The effect of new developments and technological changes on the business sector in which we will compete cannot be predicted. Our failure to adapt to any of the above could have a material adverse effect on our business, results of operations, and financial condition.

We compete directly with independent, technology-driven services companies. Our inability to effectively compete with these companies could have a material adverse impact on our business.

We expect to face significant competition from other organizations and there can be no assurance that we will be able to compete effectively in our target markets.  In addition, new technologies may emerge that are competitive with our tools and services. Advances in measurement tools as well as changes in the market place and the regulatory and legislative environment are constantly occurring and any such change could have a material adverse impact on us. We expect that competition will intensify in the future, as our tools and services, and the opportunities presented thereby, become better known.

There is continual need for innovative solutions. Our ability to develop new solutions or refine our existing solutions could have a material adverse impact on our business.

To achieve our business objectives and obtain market share and profitability, we will need to continually research, develop and refine our tools and services.  Many factors may limit our ability to develop and refine existing tools and services. We may also be exposed to marketplace resistance to new tools and services. Any failure to develop or refine our existing tools and services, or create new tools or offer new services could have a material adverse effect on our business, results of operations, and financial condition.

Our failure to protect our intellectual property could have a material adverse impact on our business.

Our success will be largely dependent upon our ability to protect our proprietary technology.  We rely upon copyright law and trade secrets to protect our intellectual property. We have not, to date, applied for or obtained any patents or trademarks to protect our intellectual property in KCP.  Where appropriate, we also enter into non–disclosure agreements with persons to whom we reveal proprietary information. Any failure to protect our intellectual property could have a material adverse effect on our business, results of operations, and financial condition.

We may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity and we may incur substantial costs as a result. Any claims or litigation initiated by us to protect our proprietary technology could result in significant expense to us and diversion of the efforts of our technical and management resources, whether or not the claims or litigation are determined in favor of us.

A small number of stockholders own a significant number of our shares that could make it difficult for other investors to make changes in our operations or management, and therefore, shareholders would be subject to decisions made by management and the majority stockholders.

One (1) stockholder, Steven Claussen, owns a significant number of our outstanding shares.  In total, this stockholder owns 42,833,495 shares of the total amount of 207,594,302 Class A common shares outstanding, which is approximately 20.6%.  This stockholder has the power to significantly influence our affairs and may be able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of directors and the amendment of our articles of incorporation and bylaws. Conversely, it may be difficult for the remaining stockholders to influence the outcome of such matters.

Our business may attract uninsured liabilities that may have an adverse impact on us.

Our products are used in processes of production of oil and gas. Though it is unlikely that the products could cause damage, we may be subject to liability for property damage, personal injury or other hazards.  We are insured in accordance with industry standards to address certain of these risks; however, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities.  In addition, such risks may not in all circumstances be insurable. The payment of such uninsured liabilities would have an adverse effect on our business, results of operations and financial condition.

There may be environmental liability from our services.  In the event that losses or damages result from the operation of the assets that are not covered by the operator’s insurance, these losses or damages would become a liability for us. It is possible that uncovered losses and damages could be insured which could cause us to have to file for bankruptcy protection from the courts.

Our inability to effectively manage our planned growth could have a material adverse impact on our business.

Responding to consumer demands, expanding into other geographical markets and targeting growth in our business is likely to place significant strains on our administrative and operational resources and increased demands on our internal systems, procedures and controls. If we experience rapid acceptance of our technology, the need to manage such growth will add to the demands on our management, resources, systems, procedures and controls. There have been no operations since the sale of KCP’s assets. There can be no assurance that our administrative infrastructure, systems, procedures and control will be adequate to support our operations or that our officers and personnel will be able to manage any significant expansion of operations. If we are unable to manage growth effectively, our business, operating results, and financial condition will be materially adversely affected.

We are currently understaffed in our management. If our current essential officers leave prior to securing their replacements, we will be left without adequate management and our business operations would cease.

We will be reliant upon company management personnel to anticipate and address consumer demands and hire technical employees and contractors to provide our service.  There can be no assurance that qualified management or technical personnel will be available to us in the future.  The success of our operations and activities will depend to a significant extent on the efforts and abilities of our management and technical personnel.  The loss of services of any of our management or technical personnel could have a material adverse effect on our business, results of operations, and financial condition.

Our day–to-day management and operations are dependent on the expertise of Steve Claussen, our President. If he was no longer able to provide services, our operations could be threatened.

Currently, we are dependent on the expertise of Steve Claussen, who has an in-depth knowledge of our technology and operations. He is also responsible for the day-to-day management of our wholly owned subsidiaries. Our ability to operate would be severely curtailed if he were to be unavailable.

Unpredictable events could cause fluctuations in our operating results, which could cause unanticipated losses and adversely impact our business.

We expect to be exposed to significant fluctuations in operating results caused by many factors, including changes in the demand for our technology, the introduction of competing technologies, market acceptance of such enhancements or products, delays in the introduction of such enhancements or products, changes in our pricing policies or those of our competitors, the mix of services sold, foreign currency exchange rates and general economic conditions.

Our future operating results may fluctuate significantly depending upon a number of factors, including industry conditions, prices of oil and natural gas, rate of drilling success, rates of production from completed wells and the timing of capital expenditures. This variability makes it very difficult to predict when we might reach profitability and hence would have a serious impact on the value of an investor’s investment in our company. In addition, any failure or delay in the realization of expected cash flows from initial operating activities could limit our future ability to continue exploration and to participate in an economically attractive project.

The price of oil and natural gas is determined based on world demand and supply. It is impossible to predict future oil and natural gas price movements with any certainty, as they have historically been subject to wide fluctuations in response to a variety of market conditions, including relatively minor changes in the supply and demand for oil and natural gas, economic, political and regulatory developments, and competition from other sources of energy.

Any extended or substantial decline in oil and natural gas prices would have a material adverse effect on our ability to negotiate favorable joint ventures with viable industry participants, our cash flow and our access to capital. The Kyoto Protocol and/or unforeseen changing government regulations may adversely impact our business.

Canada is a signatory to the United Nations Framework Convention on Climate Change and has ratified the Kyoto Protocol established hereunder.  Canada, as an Annex B party to the Kyoto Protocol, is required to set legally binding targets to reduce nation-wide emissions of carbon dioxide, methane, nitrous oxide and other so-called “greenhouse gases”.

The direct or indirect costs of complying with emissions regulations may adversely affect the oil and gas business in Canada, which in turn may adversely affect the oil and gas services industry in which we will participate.

Other government regulations are subject to change at any time and are beyond our control.

US investors face the risk that their investment may be subject to special US federal income tax rules.

For any of our taxable years, if at least seventy-five percent (75%) of our gross income is “Passive income” (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)), or if at least fifty percent (50%) of our assets, by average fair market value, are assets that produce or are held for the production of passive income, we will be a Passive Foreign Investment Corporation (“PFIC”).

If we are a PFIC for any taxable year during which an individual who is a citizen or resident of the United States or a domestic corporation (a “US Taxpayer”) owns any common stock, the US Taxpayer will be subject to US federal income tax rules, set forth in Sections 1291 to 1297 of the Code, with respect to all of such US Taxpayers’ common stock. For example, gifts and exchanges pursuant to corporate reorganizations and use of the common stock as security for a loan may be treated as a taxable disposition, and a stepped-up basis upon the death of such US Taxpayer may be not available. Furthermore, in the absence of an election by such US Taxpayer to treat us as a “qualified electing fund” (the “QEF election”), as discussed below, the US Taxpayer would be required to (i) report any gain on disposition of any common stock as ordinary income rather than capital gain, (ii) to compute the tax liability on such gain and on certain distributions as if the share had been earned pro rata over the US Taxpayer’s holding period (or a certain portion thereof) for the common stock, and (iii) would be subject to the highest ordinary income tax rate for each taxable year of the US Taxpayer in which the shares were treated as having been earned.  Such US Taxpayer would also be liable for interest (which may be non-deductible by certain US Taxpayers) on the foregoing tax liability as if such liability had been due with respect to each prior year.

US Taxpayers are strongly urged to consult his or her own tax advisor in this regard.

The foregoing discussion of United States taxation is of a general and summary nature only and is not intended to be, nor should it be considered to be, legal or tax consequences of receiving dividends from us or disposing of their common stock, and thus, any investment in our common stock could be illiquid for an indefinite period of time.

You should not expect to receive dividends on your investment.

We have never paid any cash dividends on shares of our capital stock, and we do not anticipate that we will pay any dividends in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion of our business. Any further determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board of directors may deem relevant at that time.

Our business may be adversely impacted by unforeseen changes in environmental and safety requirements.

Environmental and safety regulations are extensive in the industry and subject to change at any time.  This may affect the development of our business. Environmental and Safety matters are more completely described in Item 4 of this document.

Risks Associated With This Offering

Dilution: Existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Drawdown Agreement.

The sale of our common stock to Auctus Private Equity Fund LLC in accordance with the Drawdown Equity Facility Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Auctus Private Equity Fund LLC. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock.  Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock.  By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Although the amount of shares that we may issue pursuant to the equity line will vary based on our stock price (the higher our stock price, the less shares we have to issue) the information set out below indicates the potential dilution of our shareholders if the full amount of the equity line is exercised.

FOR EXAMPLE

Stock Price	Shares Issued*	Percentage of Outstanding Shares**
$0.01 (Current Price)	1,000,000,000	482%
$0.05 (above)	200,000,000	96%
0.0075 (25% below)	1,333,333,333	642%

**	Based on 207,594,302 shares outstanding as of October 31, 2009.

Auctus Private Equity Fund LLC will pay less than the then-prevailing market price of our common stock, which could cause the price of our common stock to decline.

Our common stock to be issued under the Drawdown Equity Facility Agreement will be purchased at a seven percent (7%) discount or 93% of the lowest closing bid price during the five trading days immediately following our notice to Auctus Private Equity Fund LLC of our election to exercise our "put" right.

Auctus Private Equity Fund LLC has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price.

If Auctus Private Equity Fund LLC sells our shares, the price of our common stock may decrease.  If our stock price decreases, Auctus may have a further incentive to sell such shares.  Accordingly, the discounted sales price in the Drawdown Agreement may cause the price of our common stock to decline.

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Volatility in our common stock price may subject the Company to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We may need to raise additional capital.  If we are unable to raise necessary additional capital, our business may fail or our operating results and our stock price may be materially adversely affected.

Because we are a newly operational company, we need to secure adequate funding.  If we are unable to obtain adequate funding, we may not be able to execute on our business plan and our business will most likely fail.  We do not have commitments for additional financing.  To secure additional financing, we may need to borrow money or sell more securities, which may reduce the value of our outstanding securities.  We may be unable to secure additional financing on favorable terms or at all.

Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders.  If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility.  If we are unable to obtain adequate financing, we may have to curtail business operations, which would have a material negative effect on operating results and most likely result in a lower stock price.

Our issuance of additional common stock in exchange for services or to repay debt would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

Our board of directors may generally issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as our board of directors may deem relevant at that time.  The Company has in the past issued common stock shares in payment for debt and services, and it is likely that we will issue additional securities to pay for services and reduce debt in the future.  It is possible that we will issue additional shares of common stock under circumstances we may deem appropriate at the time.

Our directors have the right to authorize the issuance of shares of our preferred stock and additional shares of our common stock.

Our directors, within the limitations and restrictions contained in our articles of incorporation and without further action by our stockholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series.  We have no intention of issuing shares of preferred stock at the present time.  Any issuance of shares of preferred stock could adversely affect the rights of holders of our common stock.  Should we issue additional shares of our common stock at a later time, each investor’s ownership interest in our stock would be proportionally reduced.  No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.  Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board.  If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Dividend risk.

CRC does not expect to pay dividends now or in the foreseeable future, and future dividends will depend on our profitability. It intends to use any future earnings for purchase of additional real estate and other administrative and business functions. Should we decide to pay dividends at any time in the future, there is no guarantee that they will be paid on a timely basis. If in buying our stock you anticipate income from dividends, you should not buy our stock.

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, and the trading market in our common stock is limited, which makes transactions in our stock cumbersome and may reduce the investment value of our stock.

Our shares of common stock are “penny stocks” because they are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act.  For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks; and that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, for example, sets forth the basis on which the broker or dealer made the suitability determination; and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

1. Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

2. Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

3. Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

4. Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

5. The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

Shares eligible for future sale by our current stockholders may adversely affect our stock price.

To date, we have had a very limited trading volume in our common stock.  As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered.  In addition, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

Risk Factors Related to Legal Issues

We Have A Limitation Of Liability Against Our Directors, Where Permitted By Law, Possibly Limiting Certain Claims By Investors Should Our Business Fail. There are limits of liability of our directors for monetary damages for breach of director's fiduciary duty except for liability in certain instances. As a result you as a stockholder will have limited rights to recover against directors for breach of fiduciary duty.

Forward-Looking Statements

Some statements in this Prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the Company’s current judgment on certain issues. These statements appear in a number of places in this memorandum and in the documents incorporated by reference, if any, and may include statements regarding, among other matters, the Company’s growth opportunities and other factors affecting the company’s financial condition or results of operations. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those anticipated in this memorandum.  Important factors that could cause actual results to differ materially include, but are not limited to: business conditions and growth in the oil and gas industry and general economy – both domestic and international; lower than expected opportunities, including pricing pressures or similar offerings by competitors and alternative technologies and the general economic conditions.  Actual results may differ materially from these statements as a result of risk factors inherent in the Company’s business, industry, or other factors.

Certain statements in this memorandum including but not limited to statements, estimates and projections of future trends and of the anticipated future performance of the Company constitute "forward-looking statements". Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company, or industry results, to differ materially from any future results, performance or achievement implied by such forward-looking statements.

Statements in this Prospectus that are forward-looking involve numerous risks and uncertainties that could cause actual results to differ materially from expected results and are based on the Company's current beliefs and assumptions regarding a large number of factors affecting its business. Actual results may differ materially from expected results. There can be no assurance that (i) the company has correctly measured or identified all of the factors affecting its business or the extent of their likely impact, (ii) the publicly available information with respect to these factors on which the Company's analysis is based or complete or accurate, (iii) the Company's analysis is correct or (iv) the Company's strategy, which is based in part on this analysis, will be successful.

DETERMINATION OF OFFERING PRICE

The offering price of the common stock bears no relationship to any objective criterion of value. The price does not bear any relationship to CRC’s assets, book value, historical earnings, or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering.  Accordingly, the offering price should not be considered an indication of the actual value of our securities.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

“Dilution” represents the difference between the offering price of the shares of common stock and the net book value per share of common stock immediately after completion of the offering. “Net Book Value” is the amount that results from subtracting total liabilities from total assets. In this offering, the level of dilution is increased as a result of the relatively low book value of CRC’s issued and outstanding stock. Please refer to the following table presenting the number of shares issued and the corresponding price per share paid before this offering for more information.  CRC’s net book value on October 31, 2009 was $260,148 or $0.002 per share.  Assuming approximately 400,000,000 shares are sold, and in effect CRC receives the maximum estimated proceeds of this offering from shareholders, CRC’s net book value will be   $10,260,148 or $0.020 per share. Therefore, any investor in this offering will incur an immediate and substantial dilution of approximately 0.5 % while CRC present stockholders will receive an increase of $0.018 per share in the net book value of the shares that he holds. This will result in a 0.5% dilution for purchasers of stock in this offering.

This table presents the dilution of the net book value of common stock purchased by purchasers in this offering of 400,000,000 shares compared with the individual who purchased shares in CRC previously:

Dilution resulting from a 400,000,000 Share Offering

Book Value Per Share Before the Offering	$0.002
Book Value Per Share After the Offering	$0.020
Net Increase to Original Shareholders	$0.018
Decrease in Investment to New Shareholders	$0.002
Dilution to New Shareholders (%)	0.5%
  Offering
THE DRAWDOWN EQUITY FINANCE AGREEMENT/REGISTRICTION RIGHTS AGREEMENT

On May 3, 2009, we entered into Drawdown Equity Finance Agreement and A Registration Rights Agreement with Auctus Private Equity Fund, LLC in order to establish a possible source of funding for us. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility.

Under the equity line of credit agreement, Auctus has agreed to provide us with up to $10,000,000 of funding over a thirty-six month period from the effective date of this prospectus; shares of our common stock covering $10,000,000 of the agreement are being registered pursuant to this prospectus. During this period, we may request a drawdown under the equity line of credit by selling shares of our common stock to Auctus and Auctus will be obligated to purchase the shares. We may request a drawdown once every five trading days, although we are under no obligation to request any drawdowns under the equity line of credit. There must be a minimum of five trading days between each drawdown request.

We may request a drawdown by sending a drawdown notice to Auctus, stating the amount of the draw down and the price per share, which shall be the lowest closing bid price of our common stock during the preceding five trading days. During the five trading days following a drawdown request, we will calculate the amount of shares we will sell to Auctus and the purchase price per share. The number of shares of Common Stock that Auctus shall purchase pursuant to each advance shall be determined by dividing the amount of the advance by the purchase price.

The purchase price per share of common stock will be set at ninety-three percent (93%) (a Seven Percent (7%) discount) of the lowest closing bid of the common stock during the pricing period. Further, Auctus shall immediately cease selling any shares of our common stock within a drawdown notice if the price of the Company’s common stock falls below 75% of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the drawdown notice date; such floor can be waived only in the sole discretion of the Company.

There is no minimum amount we can draw down at any one time. The maximum amount we can draw down at any one time is the larger of $150,000; or 200% of the average daily volume based on the trailing ten days preceding the drawdown notice date.

Upon effectiveness of the Registration Statement, the Company shall deliver Instructions to its transfer agent to issue shares of Common Stock to the Investor free of restrictive legends on or before each advance date.

Pursuant to the Drawdown Agreement, Auctus shall not be issued shares of the Company’s common stock that would result in its beneficial ownership equaling more than 4.99% of the outstanding common stock of the Company.

The obligation of Auctus to make an advance to the Company pursuant to the Drawdown Agreement shall terminate permanently in the event that (i) there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days, other than due to the acts of Auctus, during the commitment period, or (ii) the Company shall at any time fail materially to comply with the requirements contained in the Drawdown Agreement and such failure is not cured within thirty (30) days after receipt of written notice from the Investor, provided, however, that the termination provision shall not apply to any period commencing upon the filing of a post-effective amendment to this registration statement and ending upon the date on which such post-effective amendment is declared effective by the SEC.

On September 3, 2009 the Company signed a Registration Rights Agreement with Auctus requiring, among other things, that CRC prepare and file with the SEC Form S-1, or on such other form as is available no later than one hundred twenty (120) calendar days after the Company's Annual Report on Form 20-F for its fiscal year ended December 31 2008 is filed with the SEC. In addition, the Company shall use all commercially reasonable efforts to have the Registration Statement(s) declared effective by the SEC within one hundred and twenty (120) calendar days from the date that the Registration Statement is filed with the SEC.

As per the Drawdown Agreement, none of Auctus’s obligation thereunder are transferrable and may not be assigned to a third party.

We agreed to pay a non-refundable origination fee of Fifteen Thousand Dollars ($15,000) cash.

SELLING SECURITY HOLDER

We agreed to register for resale shares of common stock of the selling security holder. The selling security holder may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling security holder and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended.  All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling security holder in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling security holder named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling security holder and we have not independently verified this information. The selling security holder is not making any representation that any shares covered by the prospectus will be offered for sale. The selling security holder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, the selling security holder has not held any position or office with us, nor are any of the selling security holder associates or affiliates of any of our officers or directors. Except as indicated below, the selling stock holder is not the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. The selling security holder is not a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling security holder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering (1)	Number of Shares Offered	Number of Shares Beneficially Owned after the Offering
Auctus Private Equity Fund, LLC (2)	0	400,000,000	400,000,000
(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draw downs under the Auctus credit facility.

(2) Al Sollami is a managing member of Auctus Private Equity Fund, LLC.

USE OF PROCEEDS

We believe that we need approximately $4 million dollars to meet our capital requirements over the next 12-24 months (beginning January 2010) for the following estimated expenses and use of proceeds:

50,000                                Geotechnical Study
50,000                                Completion of Engineering Phase 1
2,500,000                           Drill Test well(s) (core sample, disposal zone, source water, cap rock , salt strength)
500,000                              Completion of Engineering Phase 2
50,000                                Permits
850,000                              Staffing, Equipment, leases, general operations

We believe the proceeds of this offering will allow us to meet our capital requirements for the 12-24 months. Any amount beyond the $4 million, up to the $10 million allowed under the financing agreement, would be used for acquisitions.

DETERMINATION OF OFFERING PRICE

The offering price of the common stock is based on the stock price as determined in accordance with the Drawdown Equity Financing Agreement. The price does not bear any relationship to CRC’s assets, book value, historical earnings, or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering.  Accordingly, the offering price should not be considered an indication of the actual value of our securities.

SHARE CONTINUITY

Shares already issued in CRC prior to August 8, 2005	2,000,000
Issued Nov 23, 2005 to purchase 78.2% of KCP	17,335,814
Issued Nov 23, 2005 as a Debt Settlement	15,451,000
Issued Nov 23, 2005 as an Option Exercise	24,000
Issued Feb 3, 2006 for the remaining 21.8% of KCP	4,834,300
Issued Feb 16, 2006 as a Debt Settlement	4,521,307
Issued June 15, 2006 Per Southbend Agreement	13,200,000
Issued Oct 20, 2006 per Rich Resource Agreement	1,000,000
Issued July 19, 2007 for consulting services @$.085	700,000
Issued Aug 19, 2007 for $839,187 debt	5,000,000
Issued Aug 19, 2007 for $49,634 debt	1,500,000
Issued Feb 4, 2008 for purchase of Behral Canada	23,500,000
Issued Feb 5, 2008 as a Debt Settlement	3,500,000
Issued Mar 13, 2008 for directors compensation @ $0.04	4,000,000
Issued Aug 19, 2008 for (in lieu of pay and per contract) @ $0.014 to $0.053	14,231,409
Issued Dec 1, 2008 for consulting services @ $0.021	3,323,529
Issued Dec 15, 2008 for consulting services @ $0.017	4,500,000
Issued Mar 3, 2009 for debt settlement	8,571,428
Issued Mar 11, 2009 in lieu of pay and per contract) @ $0.0055	15,818,182
Issued Apr 28, 2009 in lieu of pay @ $0.014	2,500,000
Issued Apr 28, 2009 per loan agreement	750.000
Issued July 20, 2009 private placement @ $0.011	40,000,000
Issued Aug 11, 2009 in lieu of pay @ $0.002	21,333,333

TOTAL on October 31, 2009	207,594,302

CRC was incorporated on December 8, 1999 as a private corporation under the Business Corporations Act (Alberta, Canada). On January 15, 2003, the Company amended our articles of incorporation to enable us to be a public company under the laws of the Province of Alberta.  On May 28, 2003, the Company amended our Articles of Incorporation to forward split our issued and outstanding shares of Class A common stock on the basis of 2000 shares for every 1 share held. From the date of incorporation to November 1, 2004, Capital Canada was a wholly-owned subsidiary of FACT Corporation from inception. On November 1, 2004 FACT Corporation distributed the shares of the Company to the FACT shareholders and to a creditor and the Company was no longer a subsidiary of FACT.

On November 1, 2004, FACT Corporation distributed 1,604,919 Class A Common shares to the FACT Corporation stockholders on a basis of one (1) share of Capital Canada Class A Common Shares for every five (5) shares of Fact Corporation Class A Common Stock held. All fractional shares were rounded up to a whole share. All of the shares were held by FACT Corporation since December 8, 1999.  The remaining 395,081 shares of our Class A Common Shares held by FACT Corporation were issued to Ultimate Resort Destinations Inc. (“Ultimate”), in exchange for the release of the Capital Class A Common Shares pursuant to a debenture that Ultimate held over all of the assets of FACT Corporation. During the quarter ended June 30, 2004, Ultimate agreed to release a total of 2,000,000 Class A Common Shares held by FACT Corporation from the debenture to allow for the spin off of Capital Canada in exchange for the 395,081 shares of Capital Canada. The shares were delivered to Ultimate on November 1, 2004 by FACT.

On July 1, 2005, the Company entered in two convertible loan agreements with FACT Corporation in the principal amount of $533,527 USD and $152,997 CDN (approx. $126,222.USD). The loan agreements were to mature on June 30, 2007 and interest was calculated at US prime plus 1%.  The loans were convertible into Class A common shares of the Company at $0.05USD per share.  On November 22, 2005, FACT Corp. advised the Company that it had assigned all of its rights and interest in the convertible loan agreements.  On November 23, 2005, the Company received notice of election to convert a total of $772,550USD owing for interest and principal and issued a total of 15,451,000 Class A common shares pursuant to the conversion.  On February 15, 2006, the Company received notification of the conversion of the remaining balance of the convertible loans in the amount of $226,065US and issued a total of 4,521,307 Class A common shares. This was full and final settlement of all of the outstanding debt under the convertible notes.

On August 2nd, 2005, the Company incorporated a wholly-owned subsidiary, Capital Reserve Canada Projects Limited to effect the acquisition of an operating business in the oil and gas services industry, KCP Innovative Services Inc. On August 8, 2005, the Company issued a total of 17,335,814 Class A common shares of the Company and Capital Reserve Canada Projects Ltd. acquired a 78.2% interest in KCP Innovative Services Inc. This effected a change in control of the Company.

On February 3rd, 2006, the Company issued a further 4,834,300 shares of Class A common stock for the remaining 21.8% of the shares of KCP Innovative Services Inc. and Capital Reserve Canada Projects Limited effected an amalgamation with KCP Innovative Services Inc. (“KCP”) with KCP the surviving entity.  KCP is now a wholly-owned subsidiary of the Company.   All of the operations of the Company are carried on by KCP.  As all of the operations of the Company are undertaken by KCP, management has applied reverse merger accounting for the reporting of financial information.

On June 13, 2006, we incorporated Two Hills Environmental Inc. in the Province of Alberta, Canada as a wholly-owned subsidiary to acquire the assets of Southbend Power Ltd. ("Southbend"). On June 16, 2006, and then as amended on July 5, 2006, Two Hills Environmental Inc. and Southbend entered into an asset purchase agreement for the purpose of acquiring a water diversion permit, 147 acres of surface rights with water pumping station, and certain mineral rights from Southbend, in exchange for 13,200,000 of our Class A common restricted shares.

On October 20, 2006, the Company purchased salt rights to about four (4) sections of adjacent land from Rich Resources Investment Ltd. in exchange for 1,000,000 of our Class A common restricted shares.

On February 4, 2008 the Company issued 23,500,000 shares to purchase the shares of Behral Canada Ltd.

MANAGEMENT

Name	Age	Date of Initial Appointment	Title
Donald Getty	75	April 13, 2006	Chairman of the Board and Director
Michael Dolinski	61	December 12, 2008	Director
Steve Claussen	37	December 19, 2007	Director, President and CEO
Nicole Wood	42	July 22, 2008	CFO

Donald Getty - Chairman of the Board, Director of Capital Reserve Canada Ltd. and Director of KCP Innovative Services Inc.

Mr. Getty earned his Business Administration degree from the University of Western Ontario with honours in 1954. His position with the Alberta Government included two terms as Premier of Alberta, position of Energy Minister and the position of Minister of Federal and Intergovernmental Affairs. In his business career, Mr. Getty has served on the Boards of distinguished companies such as Royal Bank of Canada, Nova Company, Genstar Company and Interprovincial Pipe and Steel Corp.

Michael G. Dolinski M.Sc., M.P.M. - Director

Mr. Dolinski was trained as an entomologist and held the position of Provincial Entomologist during most of his 32-year career with Alberta Agriculture, Food, and Rural Development. He has chaired many Provincial and National Committees during his career, and the first World Organic Conference in London U.K. in 2000. Mr. Dolinski has provided consulting and training services in pest management and organic agriculture production across Canada and the Northern US through Agri-Trend Agrology, the largest agricultural consulting company in North America, which has also developed a system to measure carbon sequestration and market carbon credits to large carbon dioxide emitters.

Steve Claussen - Director, President and CEO of Capital Reserve Canada Ltd.

Mr. Claussen has 10 years experience as a CEO, and an entrepreneur, and he has built successful companies in the retail, publishing and oil and gas industries. Mr. Claussen is current CEO and Founder of Behral Canada Inc. since September 2006.  Prior to that he was the CEO and President of Solus Interactive Media.

CRC has a management agreement with 1406172 Alberta Inc., which supplies the services of Steven Claussen, as CEO and President of CRC, for $30,000 per month.

Nicole Wood - CFO of Capital Reserve Canada Ltd.

Mrs. Wood holds an Honours of Commerce Degree and is a Certified General Accountant.  For the past five years, she has been the Controller/ CFO of a publically traded company on the Canadian Venture Exchange.  She has previously held various positions including Chief Financial Officer, Director of Finance and Vice President of Accounting, with public and private sector companies.

CRC has an employment agreement with Nicole Wood as CFO for $10,000 per month.

Brian Gusko – Corporate Financial Analyst of Capital Reserve Canada Ltd.

Mr. Gusko most recently was the CFO of UC Resources Ltd., an emerging producer of silver and gold in Mexico.  He has also has been a research associate with the U.S. Department of Commerce at an embassy posting.   Mr. Gusko received a Bachelor of Arts in Biology (1990) from Carleton University, and an MBA from the University of Calgary (2003).

CRC will use Mr Gusko’s services on a need by need basis.

PLAN OF DISTRIBUTION.

The selling security holder may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions will be at prevailing market prices or privately negotiated prices. The selling security holder may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
- an exchange distribution in accordance with the rules of the applicable exchange;
- privately negotiated transactions;
- short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
- broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and
- a combination of any such methods of sale.

The selling security holder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holder to include the pledgee, transferee or other successors in interest as selling security holder under this prospectus. The selling security holder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this registration.

Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling security holder who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holder who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling security holder and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Security Holder” for description of any material relationship that a stockholder has with us and the description of such relationship.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holder and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $21,225. We have agreed to indemnify the selling security holder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(b) and (d) of the Securities Act.

In addition to the foregoing, persons who purchase common stock from a selling stockholder pursuant to this prospectus may resell such shares of common stock without restriction by any method permitted by applicable law.

LEGAL PROCEEDINGS

The Company is not engaged in any legal proceedings. The Company is not aware of any proceeding contemplated by any governmental authority.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following are the names of all directors and executive officers, their positions and offices, and brief descriptions of their business experience during the past five years:

Donald Getty - Chairman of the Board, Director of Capital Reserve Canada Ltd. and Director of KCP Innovative Services Inc.

Mr. Getty earned his Business Administration degree from the University of Western Ontario with honours in 1954. His position with the Alberta Government included two terms as Premier of Alberta, position of Energy Minister and the position of Minister of Federal and Intergovernmental Affairs. In his business career, Mr. Getty has served on the Boards of distinguished companies such as Royal Bank of Canada, Nova Company, Genstar Company and Interprovincial Pipe and Steel Corp.

Steven Claussen - Director, President and CEO of Capital Reserve Canada Ltd.

Mr. Claussen joined CRC as President and CEO in 2007 through CRC’s acquisition of Behral Canada Inc. a company founded by Mr. Claussen. Mr. Claussen brings 13 years of executive and entrepreneurial experience in building successful companies in many sectors including retail, publishing and Oil and Gas to CRC. Mr. Claussen is also the company’s largest shareholder.

Michael G. Dolinski M.Sc., M.P.M. - Director

Mr. Dolinski was trained as an entomologist and held the position of Provincial Entomologist during most of his 32-year career with Alberta Agriculture, Food, and Rural Development. He has chaired many Provincial and National Committees during his career, and the first World Organic Conference in London U.K. in 2000. Mr. Dolinski has provided consulting and training services in pest management and organic agriculture production across Canada and the Northern US through Agri-Trend Agrology, the largest agricultural consulting company in North America, which has also developed a system to measure carbon sequestration and market carbon credits to large carbon dioxide emitters.

Nicole Wood - CFO of Capital Reserve Canada Ltd.

Mrs. Wood holds an Honours of Commerce Degree and is a Certified General Accountant.  For the past five years, she has been the Controller/ CFO of a publically traded company on the Canadian Venture Exchange.  She has previously held various positions including Chief Financial Officer, Director of Finance and Vice President of Accounting, with public and private sector companies.

Brian Gusko – Corporate Financial Analyst of Capital Reserve Canada Ltd.

Mr. Gusko most recently was the CFO of UC Resources Ltd., an emerging producer of silver and gold in Mexico.  He has also has been a research associate with the U.S. Department of Commerce at an embassy posting.   Mr. Gusko received a Bachelor of Arts in Biology (1990) from Carleton University, and an MBA from the University of Calgary (2003).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have no parents. We have one class of equity securities, our Common Stock. For our Common Stock, we present the following information regarding the security ownership of our management, as of October 31, 2009:

The following information is for any person, including any group of two or more persons acting as a partnership, syndicate or other similar group, who is known to us to be the beneficial owner of more than five percent of any class of our voting securities, as of July 31, 2009:

TITLE OF CLASS	BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNER	PERCENT OF CLASS (1)

Class A Common	(1) Steve Claussen, CEO, Director and President of Capital Reserve Canada; St. Albert, Alberta T8N 5M1	42,833,495 common shares held directly and indirectly.(3)	20.6%

(1) Steven Claussen owns 42,833,495 shares of Capital Reserve Canada Ltd., no part of which are options, warrants, or via any other rights, and he has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days. He has the sole voting and investment power and dispositive control over these shares held directly (16,233,919 shares) and held indirectly (26,599,576 shares) in 1406172 Alberta Ltd, a company owned solely by Steve Claussen.

All Directors and Executive Officers as a group own 56,697,115 shares of CRC, no part of which are options, warrants, or via any other rights, and they have no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days.

DESCRIPTION OF SECURITIES

According to its Articles of Incorporation, CRC is authorized to issue unlimited shares of common stock, and we have no other classes of shares. Currently we have 207,594,302 shares outstanding. We have no options, warrants, nor any convertible instruments outstanding.

Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.  Holders of our common stock (i)have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors, (ii)are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up; (iii)do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

Dividend Rights - Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of CRC, legally available therefore.

Voting Rights - Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Shares of Common Stock do not have cumulative voting rights, which means that the holders of the majority of the share votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

Preemption Rights - Holders of our common stock have no preemptive or conversion rights or other rights to subscribe for or to purchase any stock, obligations or other securities of Capital Reserve Canada Limited.

Liquidation Rights - In the case of liquidation, dissolution or winding up of Capital Reserve Canada Limited, the holders of shares of our Common Stock will be entitled to share ratably in the net assets of Capital Reserve Canada Limited, legally available for distribution to shareholders after payment of all our liabilities and any preferred stock then outstanding, although none is currently outstanding.

Other Material Rights - There are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of holders of our Common Stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future, although our Certificate of Incorporation does not currently authorize any preferred stock at all.

There are no provisions in our Certificate of Incorporation or bylaws that would delay, defer or prevent a change in control of the smaller reporting company.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our counsel Laurence Singer, Esq. has provided the Company with the legal opinion regarding the securities being registered.

The independent registered accountants who have audited our financial statements are Child, Van Wagoner & Bradshaw PLLC. The accountants' report is given upon their authority as experts in accounting and auditing.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of October 1, 2009 the Company had a total of 499 shareholders of record.  CRC is a publicly traded company that trades under the CVSVF.OB call symbol on the OTCBB.

PENNY STOCK RULES

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock, which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

- Contains a description of the nature and level of risk in the market for penny stock in both Public offerings and secondary trading;
- Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;
-  Contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;
- Contains a toll-free number for inquiries on disciplinary actions;
- Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
- Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

- The bid and offer quotations for the penny stock;
- The compensation of the broker-dealer and its salesperson in the transaction;
- The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
- Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling their securities.

REPORTS

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish un-audited quarterly financial reports in our quarterly reports filed electronically with the SEC.  All reports and information filed by us can be found at the SEC website, www.sec.gov.

STOCK TRANSFER AGENT

Our stock transfer agent is Holladay Stock Transfer, 2939 N 67 Place, Scottsdale, AZ  85251, phone: 480-481-3940.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Currently, Capital Reserve Canada Limited has no charter provisions, bylaws provisions, contracts or other arrangements that insures or indemnifies directors, officers or controlling persons of Capital Reserve Canada Limited against liability under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We provide the undertaking that in the event that a claim for indemnification against such liabilities (other than the payment by Capital Reserve Canada Limited of expenses incurred or paid by a director, officer or controlling person of Capital Reserve Canada Limited in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ORGANIZATION WITHIN LAST FIVE YEARS

Capital Reserve Canada Limited was incorporated on December 8th, 1999 as a private corporation under the Business Corporations Act (Alberta, Canada). On January 15, 2003, we amended our articles of incorporation to enable us to be a public company under the laws of the Province of Alberta. On May 28, 2003, we amended our Articles of Incorporation to forward split issued and outstanding shares of class A common stock on the basis of 2,000 shares for every one (1) share held.  From the date of incorporation to November 1, 2004, we were a wholly-owned subsidiary of FACT Corporation. On November 1, 2004, FACT Corporation distributed our shares to FACT Corporation’s shareholders and to a creditor and we ceased to be a subsidiary of FACT Corporation.

Our principal place of business is located at 18104-102 Ave., Edmonton, Alberta, T5S 1S7. Our telephone number is 780-701-4447.

On July 1, 2005, we entered in two (2) convertible loan agreements with FACT Corporation in the principal amount of $533,527 USD and $152,997 CDN (approx $126,222 USD). The loan agreements were to mature on June 30, 2007 and interest calculated at US prime plus one percent (1%).  The loans were converted into our Class A common shares at $0.05 USD per share. On November 22, 2005, FACT Corporation advised us that it had assigned all of its rights and interest in the convertible loan agreements.  On November 23, 2005, we received notice of election to convert a total of $772,550 USD owing for interest and principal and issued a total of 15,451,000 Class A common shares pursuant to the conversion.  Also, on November 23, 2005, 24,000 Class A common shares were issued when options were exercised.  On February 15, 2006, we received notification of the conversion of the remaining balance of the convertible loans in the amount of $226,065 USD and issued a total of 4,521,307 Class A common shares. This constituted full and final settlement of all outstanding debt under the convertible notes.

On August 2, 2005, we incorporated a wholly-owned subsidiary, Capital Reserve Canada Projects Ltd., to effect the acquisition of an operating business in the oil and gas services industry.  On August 8, 2005, we issued a total of 17,335,814 of our Class A common shares and Capital Reserve Canada Projects Ltd. acquired a 78.2% interest in KCP Innovative Services Inc. (“KCP”). After this issuance, we had a total of 19,335,814 Class A common shares outstanding which resulted in a change in control of the Company.

On February 3, 2006, we issued an additional 4,834,300 shares of Class A common stock for the remaining 21.8% of the shares of KCP and Capital Reserve Canada Projects Ltd. This effected an amalgamation with KCP, with KCP being the surviving entity. KCP is now a wholly-owned subsidiary of us. All of our operations are currently carried on by KCP. As all of our operations are undertaken by KCP, management has applied reverse merger accounting for the reporting of financial information. Unless otherwise stated, all of the financial information included in this annual report is the financial information of KCP, our wholly-owned subsidiary, except for the shareholders’ equity which includes information for both us and KCP.

On June 13, 2006, we incorporated Two Hills Environmental Inc. in the Province of Alberta, Canada as a wholly-owned subsidiary to acquire the assets of Southbend Power Ltd. (“Southbend”).  On June 16, 2006, as amended July 5, 2006, Two Hills Environmental Inc. and Southbend entered into an asset purchase agreement for the purpose of acquiring a water diversion permit, 147 acres of surface rights with water pumping station, and certain mineral rights from Southbend, in exchange for 13,200,000 of our Class A common restricted shares.

On August 11, 2006, we, through a newly formed subsidiary, Suncone Technologies Ltd (“SUN”), entered into an agreement with Southbend whereby Southbend agreed to sell to SUN an Infratronic Soil Sterilization Unit for $50,000 on the condition that the unit passed a start-up and operational test to the sole satisfaction of SUN no later than September 30, 2006.  This was later extended to November 30, 2006 after which the contract was cancelled by SUN. Southbend was given until March 31, 2007 to repay the $50,000.  On December 11, 2006, both parties agreed to apply the $50,000 against work done by Southbend on the Two Hills site. This work consisted of cleaning debris from the Two Hills site. SUN was subsequently dissolved on Dec 18, 2006.  The $50,000 was offset by work done by Southbend on the site during the 2007 fiscal year.

On October 20, 2006, we purchased salt rights to about four (4) sections of adjacent land from Rich Resources Investment Ltd. in exchange for 1,000,000 of our Class A common restricted shares.

On February 4, 2008 we issued 23,500,000 shares to purchase the shares of Behral Canada Ltd. Behral owns the patents to a blowout preventer valve, stack control system and portable blowout controller. Behral also owns a floating offshore drilling vessel, a blow out preventer stack control system as well as a subsea blowout stack control system. Pursuant to the agreement, the CEO of Behral became our CEO.

On February 8, 2008, KCP Innovative Services Ltd. sold one of the slickline trucks for $300,000. The proceeds were used to retire the equipment loan with Canadian Western Bank of about $236,000 and the remainder was used for working capital.

In June 2008, the remaining slickline truck in KCP and tools were transferred to CRC and subsequently, the truck was sold for $290,000 and the tools for $100,000.  With the assets being sold, KCP has become an inactive company.

DESCRIPTION OF BUSINESS

CRC was incorporated as a private corporation in the Province of Alberta on December 8, 1999, and is a reporting company registered with the United States Securities and Exchange Commission. CRC is an environmental technology solutions firm, developing industrial-scale projects that address current environmental concerns.

While green energy technologies are currently being developed and refined, industries in Alberta Canada will continue to rely on fossil fuels until the new technology can be economically implemented. This demand for fossil fuels will create a continuous need for Alberta industries to find a secure means of carbon capture and sequestration (“CCS”) and waste storage and disposal. CRC is establishing itself as a leader in the emerging greenhouse gas mitigation industry and emerging environmental industries including, industrial waste recycling and disposal, biofuels/bioenergy production and environmental services and remediation. CRC has developed a strategy to leverage cutting edge technologies and create solutions for the current environmental concerns.

Alberta’s Climate Change Strategy

The Province of Alberta has developed a 2008 Climate Change Strategy for reducing emissions from large industrial facilities. The strategy is a three-pronged approach that will enable Alberta to maintain its strong energy-based economy while helping to negate the impacts of fossil-fuel driven economy on the environment.

The first step of the Strategy is the conservation and efficient use of energy, which has lead to the development of incentive programs for homeowners and implementation of greenhouse gas mitigation for facilities that produce more than 100,000 tons of greenhouse gas emissions per year. Mitigation fines for every ton above 100,000 have been in effect since June 27, 2007.

The implementation of carbon capture storage (“CCS”) is the second stage of the Strategy. According to the 2008 Climate Change Strategy, “CO2 capture and storage technologies provide the province with the greatest potential to substantially reduce the greenhouse gas emissions while, at the same time, retaining our ability to produce and provide energy to the rest of the world.” The capture and storage of CO2 has the greatest potential for success in Alberta because the economic success of the province relies heavily on the demand for fossil fuel energy (oil and gas), and this demand is not going to diminish in the near future. CCS will enable Alberta industries to continue producing fossil fuel based energy at high rates, while diminishing the impact on the environment by capturing the greenhouse gas emissions.

Third, the Strategy’s focus turns to greening energy production, which will also reduce green house gas emissions. These energy solutions include wind and solar power, as well as geothermal and hydrogen energy.

If all goes as planned, Alberta will reduce its greenhouse gas emissions by 50 Megatons (Mt) by the year 2020, and by 200 Mt by 2050. Carbon capture and storage accounts for 139 Mt of the 200 Mt CO2 reduction.

Two Hills Environmental Inc. (THI), a wholly-owned subsidiary of CRC, purchased 147 acres of land in an Alberta industrial zone located in the county of Two Hills for the purpose of building caverns for the storage of CCS. Named the Two Hills Project, this effort coincides with Alberta’s Climate Change Strategy, and the site is strategically located to several potential industrial partners and oil sands producers in the Fort McMurray, Cold Lake and Riley areas as well as the provincial CO2 pipeline.

The company also owns 2500 acres of land adjacent to the property that contains large beds of salt. In addition to the salt beds, CRC possesses water diversion permits to create caverns in the salt, thereby having the two essential elements for cavern storage of CCS, as salt caverns have the structural strength of steel, which makes them very resilient against reservoir degradation.

A geological investigation is currently underway to establish exactly how many salt caverns can be safely created on the property, but initial estimates are predicting up to 250 deep caverns capable of storing 350,000 tons each. The geological survey will be completed by the end of June 2010 with construction of the first 10 storage caverns to start immediately. CRC is also in possession of a large water diversion permits on the North Saskatchewan Industry and Environmental Solutions

CRC seeks to develop the most secure, predictable and environmentally friendly means of CO2 storage in order to both aid Alberta industry meet the CO2 reduction targets set out by the Albertan government and to safely biologically convert CO2 into viable fuel products. CRC’s initiative starts with the development of salt caverns and the construction of facilities to capture and store CO2, as well as waste storage. This development will meet Alberta’s immediate need for a secure environmentally friendly method of industrial waste storage and CO2 caption to reduce green house gas emissions. Once the cavern development and facility construction is underway, CRC will focus on the second stage of its plan, to use CO2 as a valuable feedstock as opposed to a disposable liability.

To establish the CO2 conversion process, CRC has entered into discussions with several world-class firms that are developing biological technologies for converting CO2 to several potential fuel end products. Through this substantial value-add, CRC will be able to help close the gap on the province’s proposed CCS targets.

Salt caverns provide a finite and readily quantifiable storage space that is available to rigorous monitoring to ensure the integrity of the cavern. Salt caverns are capable of both short and long-term storage, allowing CRC to function both as an accumulator and final destination for CO2, if required.

Experience and technology gained in the storage of natural gas in caverns are directly transferrable to the CO2 storage caverns; natural gas storage caverns in the province of Alberta have provided optimal performance and stability. CRC will reduce startup costs, by utilizing this existing technology. In addition, existing compression technologies used in enhanced oil recovery developments in Canada and the United States are directly applicable for CCS. These EOR technologies capture CO2 and compress it into oil wells to increase well pressure and force oil out. CRC would implement this currently understood technology in its CCS facilities.

Salt Caverns

Salt caverns have been used for decades in North America to securely store natural gas. The natural gas is stored during the low demand summer months and stockpiled to accommodate the peak demands during winter months. When demand is more than what the natural gas system is able to deliver, the stored natural gas is added to the system to ensure reliability for their customers.

There are generally three ways to store natural gas: depleted gas reserves, aquifers and salt caverns. Salt caverns are the favored storage method as they offer the most security, a high deliverability and the cushion gas requirement is 25-33% of gas capacity compared to 50% or more with the other two methods. On average, the land disturbed by a salt cavern facility is less than 100 times the size of the depleted gas reserve making the cavern easier to operate and monitor.

The storage of natural gas in caverns would also offer industry cost savings. The caverns would be able to be accessed and refilled three or four times during the winter months, where as the depleted oil reserve could only be turned over once during the same time period, leaving the industry to search for other storage means.

The likelihood of a fissure in one of the CO2 storing caverns is very slim, but the following aspects ensure adequate safety:

• The region surrounding the salt has not experienced flexure resulting in faults or fissures, indicating an overall integrity of the strata.
• The Lostberg salt formation is covered by three impenetrable layers of rock, shale and siltstone, and at least one of these layers is viscoplastic, causing it to flow under pressure as opposed to fracture.
• Directly beneath the Lotsberg salt formation are tight formations of sandstones, siltstones and shales, (partially sealed with salt, which provide an impenetrable lower boundary for the CO2.
• The strata above and below the Lotsberg Salt provide several layers of safety in the event of a fissure.
• The lateral flight path for CO2 has been estimated at 200km; in the event of a fissure occurring, the CO2 would be required to flow through a saline aquifer capable of absorbing vast quantities of CO2. It is believed that any CO2 that escapes the cavern would be dissolved before reaching the surface. The flight path for CO5 would course through hundreds of kilometers of laterally-spanning strata, and it is believed that CO2 would be dissolved into the pore waters before reaching surface.

Creation and Use of Salt Caverns

Use of the Lotsberg formation for CCS is achieved through solution mining: the pumping of water down into the formation to dissolve the salt, which leaves very large symmetrical caverns approximately 350,000 m3 in size. Such caverns are used for various purposes ranging from hydrocarbon storage to waste disposal; more than 60 such caverns currently in use throughout Alberta.

CRC’s cavern storage facilities are both viable and ready for development. The company has performed Phase 1 Engineering Scoping Studies as well as a Phase I Environmental Site Assessment in preparation for these developments. The company is progressing with both Phase II Environmental Site Assessments and detailed engineering tasks and as previously mentioned, geological studies are currently underway to determine the full scope of the cavern facility.

CRC’s cavern storage terminal will take advantage of currently available technologies, required for the on-site transport, compression and recompression of CO2. Development of the salt caverns will commence in a straightforward process, utilizing the knowledge and resources available in the Albertan Oil and Gas, and Mining industries whom have a working and functional understanding of salt cavern development.

The CCS industry is developing at a remarkable pace and CRC is proposing an initial development of 10 caverns for storage (temporary and permanent) and four wells for industrial waste disposal. This will allow for two streams of revenue both of which would be based on wastes produced by the Alberta energy industry. The THI site is also conveniently located on the Nisku fault, which will provide another level of security to waste disposal, as industrial wastes will become pressure trapped in the wells.

If developed to the current estimated capacity of 250 caverns, the THI project site would be capable of storing 1 Mt, possibly even 2 Mt, of CO2 per year. With the provincial target of 200Mt emission reduction in the next 40 years, CRC would be capable of storing approximately 87.5 Mt of CO2, more than half of the projected 139 Mt emission reduction due to CCS.

Environmentally Friendly Waste Disposal

When the topic of waste disposal comes up, most people do not think “environmentally friendly”. CRC on the other hand, believes that the two can find synergy with each other and that there are means available to securely store industrial wastes without putting our environment at risk.

One of these synergies is with the storage of industry wastes in the salt caverns. Salt’s lack of permeability is so low that it is considered to be impermeable; it will not permit the passage of liquids from within, nor let outside liquids into the cavern. With an average compressive strength of 3,000 PSI, salt is the equivalent to construction concrete. Salt, unlike other minerals, has the ability to heal itself if it is damaged so in the improbably case that a fissure does occur, the salt should be able to heal itself within a couple of months. Given these facts, CRC believes the THI project would be a logistical place for the storage of industrial wastes like the oil sands tailings.

According to the 2008 Alberta Government report on the Environmental Management of Alberta’s Oil Sands, “the average 100,000 barrel a day facility processes about 195,000 tons of oil sands per day, creating almost 20,000 m3 of fine tailings.” The current footprint of tailings facilities in existence today is 130 km. Although processes have been refined to reuse the water from the tailings ponds for oil recovery, there is still a lot of waste generated that present an environmental hazard for Albertan industry. The mass death of 1,600 ducks that landed in the Syncrude tailings ponds in February 2008 could have been avoided if sufficient cavern storage was made available to the company.

In addition to the environmental benefits of storing tailings in salt caverns, there are process benefits as well. With the current use of tailings ponds, it takes three to four years for the sediments in tailings to fully settle. Which is a significant amount of time when industry needs the reclaimed tailing water to proceed with further extraction. The pressure and the temperature at the depth of the THI salt caverns, approximately 1,000 m deep, could potentially accelerate this wait time by two-thirds.

The CRC’s cavern storage facility would provide Alberta oil sands producers with a feasible environmentally friendly means to store their tailings wastes. These producers would then be able to use the compression and temperature of the caverns to accelerate the separation of the tailings. As added benefit, because the facility would offer both temporary and permanent storage, the producers would be able to have the separated water pumped out of the cavern for re-use in oil recovery, allowing for the future back pumping of the tailings should new technology arise that would make the waste stream beneficial in some way.

The THI facility will seek regulatory approval for the following types of wells:
Class 1a
Class 1b
Class II – Salt Cavern
Class III – Salt Cavern

In addition, THI facilities would be built to accommodate the following types of waste:
CO2
Emulsion and slop oil
Lime
Invert drilling mud
Frac-sand
Processed oil sands
Processed water
Produced paraffin
Hazardous soil

The THI facility would also be able to accommodate Albertan energy industry with natural gas storage.

Regulatory Approval Timelines

Cavern Waste Disposal: - Class 1A and 1B - Drilling into the Nisku Fault (2) - Engineered Drawings - ERCB Directive 055: (tankage) - ERCB Directive 065: (reservoir) 6 to 12 months from the point of receiving funding and scheduling the work crews.

Cavern Storage Terminal: - Phase II Environmental Assessment - Engineered Drawings - ERCB Directive 055: (tankage) - ERCB Directive 065: (reservoir) 9 to 18 months from the time of receiving the funding

REPORTS TO SECURITY HOLDERS

We will not voluntarily send an annual report. However, we will be subject to the requirement to prepare a 10-K (annual report) every year, and once each 10-K has been prepared and approved by our counsel for filing with the SEC, we will provide this report and any additional information to any security holder who requests it, and these reports will include audited financial statements.

We will also be required to file quarterly reports on Form 10-Q after our first, second and third quarters of each fiscal year, as well as current reports on Form 8-K relating to any material information that is important for investors in our securities to know. We will have a continuing reporting obligation under Section 15(d) of the Securities and Exchange Act of 1934, once the registration statement is effective.

The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. We also have information on our website – www.capitalreservecanada.com.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

Much of the discussion in this Item is "forward-looking" as that term is used in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934.  Actual operations and results may materially differ from present plans and projections due to changes in economic conditions, new business opportunities, changed business conditions, and other developments.  Other factors that could cause results to differ materially are described in our filings with the Securities and Exchange Commission.

There are several factors that could cause actual results or events to differ materially from those anticipated, and include, but are not limited to general economic, financial and business conditions, changes in and compliance with governmental laws and regulations, including various state and federal environmental regulations, our ability to obtain additional financing from outside investors and/or bank and mezzanine lenders and our ability to generate sufficient revenues to cover operating losses and position us to achieve positive cash flow.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of a certain date.

Plan of Operations

CRC is an environmental technology solutions firm, developing industrial-scale projects that address current environmental concerns.  Specifically, Two Hills (a wholly-owned subsidiary of CRC) is establishing itself as a leader in the emerging greenhouse gas mitigation industry (e.g. Carbon Capture and Sequestration) as well as several other developed and emerging environmental industries including: industrial waste recycling and disposal, natural gas storage, biofuels/bioenergy production and environmental services and remediation.

CRC is set to create Alberta’s Largest Salt Cavern Storage Project.  This project coincides with Alberta’s Climate Change Strategy and CRC is positioning itself to assist the province in meeting its stated goal of reducing CO2 emissions by at least 50 Megatonnes by the year
2020.

CRC's 147-acre industrial-zoned site is located on the south half of NE-27-55-14-W4M in the county of Two Hills. The site is strategically located to several potential industrial partners and oil sands producers in the Fort McMurray, Cold Lake and Riley areas as well as the provincial CO2 pipeline.

Starting with the development of salt caverns and the construction of the facilities involved in the capture and storage of CO2, as well as waste storage, on this strategically located site. This development will meet Alberta’s immediate need for a secure environmentally friendly method of industrial waste storage and CO2 caption to reduce green house gas emissions. Once the cavern development and facility construction is underway, CRC will focus on the second stage of its plan, which revolves around the standpoint that CO2 is a valuable feedstock as opposed to a disposable liability.

CRC seeks to develop the most secure, predictable and environmentally friendly means of CO2 storage in order to both aid Alberta industry meet the CO2 reduction targets set out by the Albertan government and to safely biologically convert CO2 into viable fuel products. Through this substantial value-add, CRC will be able to help close the gap on the province’s proposed CCS targets.

The Cavern facility would also be able to accommodate Albertan energy industry with natural gas storage. Salt caverns in North America have been used for decades to securely store natural gas. The natural gas is stored during the low demand summer months and stockpiled to accommodate the peak demands during winter months. When demand is more than what the natural gas system is able to deliver, the stored natural gas is added to the system to ensure reliability for their customers.

It plans to use the initial $4 million to construct the initial salt cavern on the Two Hills property to store waste and to regenerate energy.

Result of Operations – Comparison of 2008, 2007 and 2006

Revenues for the fiscal year ended December 31, 2008 were $24,000 and showed an increase over revenues from the previous fiscal years ended December 31, 2007 of $18,000 and an increase over December 31, 2006 of $8,825. The increase in revenue in 2008 can be attributed to the lease pertaining for the full year. The increase in revenues for 2007 can be predominantly attributed to more months of a lease than 2006.

For the year ended December 31, 2008, we incurred operating losses of $7,004,583 as compared to operating losses of $197,461 for the fiscal year ended December 31, 2007 and operating losses of $176,776 for the fiscal year ended December 31, 2006.  Expenses for the year ended December 31, 2008 increased to $7,028,583 as compared to expenses of $215,461 for the year ended December 31, 2007 and $185,601 in the fiscal year ended in December 31, 2006 mainly due to the recording of impairment charges of $5,759,690.  Consulting, salaries and benefits increased to $986,332 in 2008 from $nil and $nil in 2007 and 2006 respectively due to the hiring of consultants in Capital Reserve. General and administrative expenses decreased to $139,536 in 2008 from $213,414 in 2007 and increased from $168,886 in 2006.  This is due to higher administrative costs and a need to retain management and consulting services to maintain the public listing.  Amortization increased to $3,445 in 2008 from $nil in 2007 and $nil 2006 due to Capital Reserve and Behral acquisitions of assets. 2008 expenses also included $5,899,102 in impairment charges and restoration costs.

During fiscal year ended December 31, 2006, we issued 13,200,000 common shares in exchange for the assets of Southbend. This transaction was valued at $4,777,279. Also 1,000,000 of our common shares were issued to Rich Resource Investments. This transaction was valued at $134,400.

On August 19, 2007 the $800,000 lien on the Two Hills property and a BDC loan for approximately $39,000 was paid with 5,000,000 of shares of common stock. The lien on the Two Hills property has subsequently been discharged.

During the fiscal year ended December 31, 2008, we issued 23,500,000 common shares in exchange for the shares in Behral Canada. This transaction was valued at $940,000.

Liquidity and Capital Resources.

Funding Requirements

We believe that considering the proceeds from this offering and other ongoing efforts to raise capital that we need approximately $4 million dollars to meet our capital requirements over the next 12-24 months (beginning January 2010) for the following estimated expenses and use of proceeds:

50,000                                Geotechnical Study
50,000                                Completion of Engineering Phase 1
2,500,000                           Drill Test well(s) (core sample , disposal zone, source water, cap rock , salt strength)
500,000                              Completion of Engineering Phase 2
50,000                                Permits
850,000                              Staffing, Equipment, leases, general operation’s

We believe proceeds of this offering will allow us to meet our capital requirements for the 12-24 months.

OFF-BALANCE SHEET ARRANGEMENTS

The Company maintains no off-balance sheet arrangements with any entities directly or indirectly related to the Company.

DESCRIPTION OF PROPERTY

The Company and/or its subsidiaries own or leases a number of properties.  Below is a complete list of the Company’s real estate properties – both leased and owned:

1. CRC’s principal corporate and administrative offices are located at 18104-102 Avenue, Edmonton, Alberta, Canada. The Lease on the office is paid till Jan 1st 2010, where as it will be renewed for 1 more year. $1667.00 a month is the payment on the lease.

2. Property:
147 acres industrially zoned. The site is located on the south half of NE-27-55-14-W4M in the county of Two Hills, Alberta, near the hamlet of Durvernay.  This land was previously owned by Two Hills Chemicals, who mined salt below the surface using solution mining, thereby leaving behind the caverns.  The site also contains a high-volume water pumping facility with water diversion permit, which is essential for use in salt cavern creation.

    3.  Mineral Rights:
CRC owns the mineral rights to approximately 2,500 acres of land adjacent to its property near Two Hills.

EXCHANGE CONTROLS

There are no governmental laws, decrees, regulations or other legislation of Canada that may affect the import or export of capital for our use.

Other than the withholding of any taxes due under the terms of specific treaties between countries on dividends paid to our stockholders, there are no restrictions on the remittance of dividends, interest or other payments.

TAXATION

The discussions below summarize the material tax considerations relevant to an investment in common shares by individuals and corporations who, for income tax purposes, are residents in the U.S. for purposes of the Convention (as hereinafter defined) and are not residents of Canada, who hold common shares as a capital asset, and who do not hold the common shares in carrying on a business through a permanent establishment in Canada or in connection with a fixed base in Canada (collectively, "Unconnected U.S. Shareholders," "Holder" or "Holders"). The tax consequences of an investment in common shares by investors who are not Unconnected U.S. Shareholders may differ substantially from the tax consequences discussed herein. The discussion of U.S. tax considerations is addressed only to Unconnected U.S. Shareholders whose "functional currency" within the meaning of Section 985 of the Internal Revenue Code of 1986, as amended (the "Code"), is the U.S. dollar, and to U.S. citizens who are not residents in the U.S. for purposes of the Convention, but who otherwise meet the definition of Unconnected U.S. Shareholders.  Furthermore, the discussion of U.S. tax considerations does not address the tax treatment of Unconnected U.S. Shareholders that own, or are deemed for U.S. federal income tax purposes to own, 10% or more of the total combined voting power of all classes of voting stock of Capital Reserve Canada Limited.  The discussion of Canadian tax considerations does not address the tax treatment of a trust, company, organization or other arrangement that is a resident of the U.S. and that is generally exempt from U.S. tax.

This discussion does not address all of the income tax consequences that may be applicable to any Holder subject to special treatment under the U.S. federal income tax law or to any particular Holder in light of such Holder's particular facts and circumstances. Some Holders, including tax exempt entities, banks, insurance companies and persons who hold common shares as part of a hedging transaction may be subject to special or different rules not discussed below. The discussion of U.S. tax considerations is based on the provisions of the Code.

The discussion of Canadian tax consideration is based upon the provisions of the Income Tax Act (Canada), as amended from time to time (the "Tax Act"), the Convention between Canada and the U.S. with Respect to Taxes on Income and Capital, as amended from time to time (the "Convention"), and our understanding of published administrative practices of Canada Customs and the Revenue Agency and judicial decision, all of which are subject to change. The discussion does not take into account the tax laws of the various provinces or territories of Canada or the tax laws of the various state and local jurisdictions in the U.S.

U.S. Federal Income Tax Considerations

Unconnected U.S. Shareholders generally will treat the gross amount of the distributions paid by us, including the amount of any Canadian tax withheld, as foreign source dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as computed for U.S. federal income tax purposes. Distribution in excess of that amount will reduce an Unconnected U.S. Shareholder's tax basis in the common shares, but not below zero, and the remainder, if any, will be treated as taxable capital gains. In general, in computing its U.S. federal income tax liability, an Unconnected U.S. Shareholder may elect for each taxable year whether to claim a deduction or, subject to the limitations described below, a credit for Canadian taxes withheld from dividends paid on its common shares. If the Unconnected U.S. Shareholder elects to claim a credit for such Canadian taxes, the election will be binding for all foreign taxes paid or accrued by the Shareholder for such taxable year. The Code applies various limitations on the amount of foreign tax credit that may be available to a U.S. taxpayer based upon the segregation of foreign source income into separate categories of income. The amount of credit which may be claimed with respect to the category of income to which the dividend is allocated, and to which the foreign taxes are attributable generally may not exceed the same portion of the U.S. tax on worldwide taxable income, before applying the foreign tax credit as the U.S. holder's foreign source taxable income allocation to such category bears to such U.S. holder's entire taxable income. The foreign tax credit is disallowed for dividends on stock unless a minimum holding period is satisfied and additional limitations may restrict the ability of some individuals to claim the foreign tax credit. Accordingly, we urge investors to consult their own tax advisors with respect to the potential consequences to them of the foreign tax credit limitations.

For U.S. federal income tax purposes, the amount of any distributions made on a common share to an Unconnected U.S. Shareholder in Canadian dollars will equal the U.S. dollar value of the Canadian dollars calculated by reference to the appropriate exchange rate in effect on the date of receipt of the distribution, regardless of whether the Canadian dollars are actually converted into U.S. dollars upon receipt.  Unconnected U.S. Shareholders are urged to consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any Canadian dollars which are converted into U.S. dollars subsequent to receipt by the shareholder.

The sale of common shares generally will result in a gain or loss to the Holder in an amount equal to the difference between the amount realized and the Holder's adjusted cost basis in the shares. Provided that the Holder is not considered a "dealer" in the shares sold, gain or loss on the sale of the common shares will generally be capital gain or loss.

Capital losses are used to offset capital gains.  Individual taxpayers may deduct the excess of capital losses over capital gains of up to $3,000 USD a year, $1,500 USD in the case of a married individual filing separately, from ordinary income.  Non-corporate taxpayers may carry forward unused capital losses indefinitely.  Unused capital losses of a corporation may be carried back three (3) years and carried forward five (5) years.

Canadian Tax Considerations

Dividends received or deemed to be received, on the common shares by Unconnected U.S. Shareholders will be subject to Canadian withholding tax at the rate of twenty-five percent (25%), subject to reduction under the Convention.  Under the Convention, the maximum rate of withholding tax on such dividends is reduced to fifteen percent (15%) if the beneficial owner of such dividends is an Unconnected U.S. Shareholder.  However, that rate is reduced to five percent (5%) under the Convention if the beneficial owner of such dividends is an Unconnected U.S. Shareholder that is a corporation that owns at least ten percent (10%) of the voting stock of the company.

An Unconnected U.S. Shareholder will not be subject to tax in Canada on any capital gain realized upon the disposition or deemed disposition of the common shares, provided that the common shares do not constitute "taxable Canadian property" of the shareholder within the meaning of the Tax Act.

Canada does not currently impose any estate taxes or succession duties.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 2, 2005, we incorporated a wholly-owned subsidiary, Capital Reserve Canada Projects Ltd., to effect the acquisition of KCP. On August 8, 2005, we issued a total of 17,335,814 of our Class A common shares and Capital Reserve Canada Projects Ltd. acquired a 78.2% interest in KCP.  This effected a change in our control.  Because the shareholders of KCP became our controlling shareholders, this transaction was accounted for as a reverse merger whereby KCP is deemed to be the parent company and Capital Reserve Projects Ltd. is deemed to be the subsidiary company for accounting purposes.  The financial statements of the combined entity are issued under our name, but are considered a continuation of the financial statements of KCP.

On February 3, 2006, we issued a further 4,834,300 shares of our Class A common stock for the remaining 21.8% of KCP and Capital Reserve Canada Projects Ltd. which effected an amalgamation with KCP with KCP being the surviving entity. KCP is now one of our wholly-owned subsidiaries which are responsible for carrying on all of our operations.

On June 16, 2006 and as amended on July 5, 2006, we entered into an agreement to acquire the predominant assets of Southbend, which included a water diversion permit, 147 acres of surface rights with a water pumping station, and certain mineral rights, in exchange for 13,200,000 of our Class A common shares. Share certificates have been issued for these shares. We established Two Hills to acquire these assets.

On September 28, 2006, we entered into an agreement with Rich Resource Investments Ltd., a company formed pursuant to the laws of Alberta, Canada, whereby we acquired the mineral rights to approximately four sections of land adjacent to the Two Hills site in exchange for 1,000,000 of our common shares.

On August 19, 2007 we issued 6,000,000 shares for the retirement of a lien of $800,000 on the Two Hills property, and for $49,634 in accumulated debt.

On February 4, 2008 we issued 23,500,000 shares to purchase all the shares of Behral Canada Ltd. Behral owns the patents to a blowout preventer valve, stack control system and portable blowout controller. Behral also owns a floating offshore drilling vessel, a blow out preventer stack control system as well as a subsea blowout stack control system. Pursuant to the agreement, the CEO of Behral became our CEO.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

CRC is a publicly traded company that trades under the CVSVF.OB call symbol on the OTCBB.

EXECUTIVE COMPENSATION

CRC and its subsidiaries employ three people.  The Company has in place two agreements with its executives. The agreement with Steven Claussen has a two (2) year term.  The agreement does not provide for a non-competition term after its termination.  The agreement with Nicole Wood does not have a term or non-completion clauses. All dollar amounts are in Canadian dollars.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	NonEquity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven Claussen, Director, President and CEO	FY2009	360,000	-	-	-	-	-	-	360,000
Nicole Wood, Chief Financial Officer	FY2009	84,000	-	-	-	-	-	-	84,000
Brian Gusko, Corporate Financial Analyst	FY2009	-	-	-	-	-	-	-	-

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven Claussen	-	-	-	-	-	-	-
Donald Getty	-	-	-	-	-	-	-
Michael G. Dolinski	-	-	-	-	-	-	-

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have been no changes in, nor disagreements with, the Company’s accountants.

The only accounting firm we have ever retained has been Child, Van Wagoner & Bradshaw. There have been no disagreements with Child, Van Wagoner & Bradshaw, and we anticipate no change in accounting firms.

LIQUIDITY AND CAPITAL RESOURCES

Summary of Working Capital and Stockholders’ Equity

Using current assets minus current liabilities, as of December 31, 2008, we had negative working capital of $(243,147) compared to negative working capital of $(101,601) on December 31, 2007, and compared with positive working capital of $314,184 on December 31, 2006.

As of December 31, 2008, stockholders' equity was $689,758 compared to $5,912,304 at December 31, 2007 and $5,818,271 at December 31, 2006. The decrease is largely due to the recording of the impairment in the water permits and salt leases and the mineral rights, as well as the patent acquired in Behral.  Stockholders’ equity and KCP’s working capital increased in 2006 mainly because of the acquisition of Southbend assets. It had decreased during 2005 due to the acquisition of additional equipment and increased expenses as KCP increased operations and undertook to become a public company.

Liquidity

We expect that we can meet our monthly overhead requirements from our current cash and cash equivalents for the next twelve months.  We expect to be able to generate sufficient amounts of cash and cash equivalents, both in the short and long-term, to maintain our capacity, meet our planned growth and development activities.  Cash and cash equivalents are expected to come from offerings of the Company’s securities to the public and joint ventures.

Sources of Working Capital

During 2006 and 2007, our primary sources of working capital have come from revenues generated from our operations in KCP.  During 2008, our primary sources of working capital came from the sale of assets.  As at December 31, 2008, we had cash equivalents of $5,385 and accounts receivable of $12,386.  To develop the Two Hills site, the company will be looking for capital from either a mortgage or a joint venture arrangement or both.

Borrowings

KCP has an operating line of credit in the maximum amount of $95,000.  Interest is charged monthly on the outstanding balance at the rate of Bank of Canada prime plus one percent (1%).  As at December 31, 2008, the amount outstanding was $15,000.

KCP had a demand bank loan repayable over sixty (60) months maturing February 2010.  The loan had monthly blended payments of principal and interest of $8,313.  The interest rate on the loan was 6.375%.  The loan was secured by two Sterling Slick Line units.  On February 8, 2008 the loan was paid in full.

Two Hills assumed a $50,000 (maximum) loan, and a lien of $800,000 from Southbend.  The loan had monthly payments of interest and an interest rate of two percent (2%) per month and was due March 5, 2011. The balance of the loan on December 31, 2007 was $0.  The lien and the loan were settled with 5,000,000 shares on August 19, 2007.

Neither we nor our subsidiaries are in arrears on the payment of interest or principal payments on borrowing.  We are not, nor have we been during the fiscal year ended 2008, in default on any debt covenants.

Material Capital Commitments

KCP had taken delivery of the two (2) PID trucks.  One was delivered on February 18, 2005 and the other was delivered on March 29, 2005.

KCP has arranged capital lease financing for the trucks totaling $494,614 including interest.  The balance of the loan was paid off on February 8, 2008 leaving a loan balance of zero.

KCP leases space in Edmonton at 4403-68 Ave.  The lease is for a period of five (5) years commencing on November 1, 2007 at $11,845 per month.

RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES, ETC.

KCP no longer invests in research and development, in previous years, they had invested in research and development, not only to refine its existing products but to develop new products.

Two Hills has not conducted research and development in 2008 or 2007.

The Company has no licenses but has the following patents held in Behral Canada Ltd:

Serial # 472,497, filed Jan. 21, 1985 - Floating Offshore Drilling Vessel
Serial # 472,498, filed Jan. 21, 1985 - Riser Handling & B.O.P. Stack Handling System
Serial # 472,499, filed Jan. 21, 1985 - Sub-Sea B.O.P. Stack Control System
Serial # 472,500, filed Jan. 21, 1985 - Blow-Out Preventer

Canadian patent, number 1239091 -Blowout preventer valve and BOP stack
Canadian patent number 1239090 - Subsea BOP stack control system
Patent application no. 2088794 -portable blowout contrail

FINANCIAL STATEMENTS

Exchange Rates

Financial statements are presented in Canadian dollars and all dollar amounts in this document are in Canadian Dollars unless otherwise indicated.

The host country is the United States of America and therefore the Company provides disclosure of the exchange rate between its financial reporting currency which is in Canadian dollars and United States dollars (“US$”) of the host country based upon the exchange rate in effect at the end of the month or of the calendar year to which the amount relates, or the exchange rate on the date specified.  For such purposes, the exchange rate means the noon buying rate for United States dollars from the bank of Canada (the “Noon Buying Rate”). These translations should not be construed as representations that the Canadian dollar amounts actually represent such U.S. dollar amounts or that Canadian dollars could be converted into U.S. dollars at the rate indicated or at any other rate. The Noon Buying Rate at the end of each of the five years ended December 31, the average of the Noon Buying Rates on the last day of each month during each of such fiscal years and the high and low Noon Buying Rate for each of such fiscal years were as follows:

	2004	2005	2006	2007	2008
At the end of period	0.83	0.858	0.862	1.020	0.817
Average for period	0.77	0.825	0.882	0.930	0.938
High for period	0.85	0.869	0.909	1.0905	1.029
Low for period	0.72	0.787	0.853	0.844	0.771

Following is a table of the Noon Buying Rates on the last day of each month for the last four months ended April 30, 2009:

	January	February	March	April
At the end of period	0.996	1.016	0.974	0.993
Average for period	0.989	1.001	0.999	0.986
High for period	1.010	1.029	1.021	0.998
Low for period	0.969	0.981	0.973	0.974

The Noon Buying Rate as at June 30, 2009 was 0.8602

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Capital Reserve Canada Limited
Edmonton, Alberta, Canada

We have audited the accompanying consolidated balance sheets of Capital Reserve Canada Limited as of December 31, 2008, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2008, 2007 and 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Reserve Canada Limited as of December 31, 2008, 2007 and 2006 and the results of its operations, changes in stockholders' equity, and its cash flows for the years ended December 31, 2008, 2007 and 2006, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company currently has cash flow constraints and an accumulated deficit. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw
CERTIFIED PUBLIC ACCOUNTANTS
Salt Lake City, Utah
July 15, 2009

CAPITAL RESERVE CANADA LIMITED
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008, 2007, and 2006

	December 31,
	2008	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$5,385	$7,895	$391,528
Term deposits (Note 6)	22,291	21,884	21,259
Accounts receivable	12,386	250,871	269,164
Work in process	-	-	40,000
Prepaid expenses	20,569	13,647	41,480
Total current assets	60,631	294,297	763,431

Property, plant and equipment (Note 7)	921,059	5,977,989	6,073,206
Intangible assets (Note 8)	1	51,259	166,509
Goodwill	-	125,502	125,502
Other assets	11,845	11,845	-
Total assets	$993,536	$6,460,892	$7,128,648

LIABILITIES
Current liabilities
Bank indebtedness	$6,137	$16,367	$-
Accounts payable and accrued liabilities	256,834	234,244	139,204
Income and commodity taxes payable	19,807	517	14,760
Deferred income	6,000	30,000	-
Line of credit (Note 9)	15,000	14,000	285,354
Current portion of long-term debt	-	100,230	9,929
Total current liabilities	303,778	395,358	449,247

Long-term liabilities
Long-term debt (Notes 10 & 11)	-	153,230	861,130
Future tax liability (Note 13)	-	-	-
Total long-term liabilities	-	153,230	861,130
Total liabilities	303,778	548,588	1,310,377

STOCKHOLDERS’ EQUITY
Share Capital	11,004,651	9,314,463	8,381,142
Stock Subscription receivable	-	-	(15,000)
Retained earnings (Deficit)	(10,314,893)	(3,402,159)	(2,547,871)
Total stockholders' equity	689,758	5,912,304	5,818,271
Total liabilities and stockholders' equity	$993,536	$6,460,892	$7,128,648

The accompanying notes are a part of these financial statements.

CAPITAL RESERVE CANADA LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Year ended December 31, 2008	Year ended December 31, 2007	Year ended December 31, 2006
Revenue	$24,000	$18,000	$8,825
Cost of sales	-	-	-
Gross profit	24,000	18,000	8,825

Expenses
Consulting, salaries and benefits	986,332	-	-
General and administrative	139,536	213,414	168,886
Impairment charges	5,759,690	-	-
Restoration costs	139,412	-	-
Amortization	3,445	-	10,426
Interest	168	2,047	6,288
Total expenses	7,028,583	215,461	185,601

Operating loss	(7,004,583)	(197,461)	(176,776)

Gain on sale of equipment	261,549	-	-
Discontinued operations	(169,700)	(656,827)	(11,969)
Net loss	$(6,912,734)	$(854,288)	$(188,745)

Basic and diluted earnings(loss) per share
Operating loss	$(0.07)	$(0.00)	$(0.00)
Discontinued operations	$(0.00)	$(0.01)	$(0.00)
Net Loss	$(0.07)	$(0.01)	$(0.00)

Weighted average number of shares outstanding	101,178,060	61,072,284	46,603,617

The accompanying notes are a part of these financial statements.

CAPITAL RESERVE CANADA LIMITED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2006, 2007 and 2008

	Common Stock
	Shares	Amount	Retained Deficit	Stock Subscription Receivable	Total Stockholder’s Equity
Balance at December 31, 2005	34,810,814	3,242,434	(2,359,126)	-	883,308

Shares issued to acquire minority 21.8%	4,834,300	-	-	-	-
Shares issued to acquire assets	13,200,000	4,730,882	-	-	4,730,882
Shares issued to acquire asset	1,000,000	134,400	-	-	134,400
Shares issued for debt settlement	4,521,307	258,426	-	-	258,426
Shares issued for restricted shares	30,000	15,000	-	(15,000)	-
Net Loss for year 2006	-	-	(188,745)	-	(188,745)
Balance at December 31, 2006	58,396,421	8,381,142	(2,547,871)	(15,000)	5,818,271

Stock cancelled per contract	(30,000)	(15,000)	-	15,000	-
Shares issued for consulting services	700,000	59,500	-	-	59,500
Shares issued for debt settlement	5,000,000	839,187	-	-	839,187
Shares issued for debt settlement	1,500,000	49,634	-	-	49,634
Net Loss for year 2007	-	-	(854,288)	-	(854,288)
Balance at December 31, 2007	65,566,421	9,314,463	(3,402,159)	-	5,912,304
Shares issued to acquire subsidiary	23,500,000	940,000			940,000
Shares issued to debt settlement	3,500,000	139,412			139,412
Shares issued for consulting services	25,554,938	601,776			601,776
Shares issued for cash	500,000	9,000			9,000
Net Loss for year 2008			(6,912,734)		(6,912,734)
Balance at December 31, 2008	118,621,359	$11,004,651	$(10,314,893)	$-	$689,758

The accompanying notes are a part of these financial statements.

CAPITAL RESERVE CANADA LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 and 2006
	Year ended December 31, 2008	Year ended December 31, 2007	Year ended December 31, 2006
Operating Activities
Net Loss	$(6,912,734)	$(854,288)	$(188,745)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Amortization	3,445	-	-
Impairment charges	5,759,690	-	-
Gain on sale of equipment	(261,549)	-	-
Stock issued for services	741,188	109,134	-
Accounts receivable	1,195	50,000	(21,560)
Corporation income taxes	-	-	9,263
Work in process	-	-	(40,000)
Prepaid expenses and deposits	(16,669)	3,910	(31,937)
Accounts payable and accrued liabilities	155,257	196,436	36,435
Deferred revenue	(24,000)	30,000	-
Income and commodity taxes payable	-	-	12,144
Cash provided (used) by operating activities – continuing operations	(554,177)	(464,808)	(224,400)
Cash provided (used) by discontinued operations	140,243	118,429	261,042
Cash provided (used) by operating activities	(413,934)	(346,379)	36,642

Investing Activities
Decrease in restricted cash	-	-
Purchase of property, plant and equipment	(7,401)	(1,623)	-
Proceeds from sale of fixed assets	390,000	-	-
Proceeds from purchase of subsidiary	2,057	-	-
Cash provided (used) by investing activities	384,655	(1,623)	-
Cash provided (used) in discontinued operations	280,459	(2,233)	424,757
Cash provided (used) by investing activities	665,114	(3,856)	424,757

Financing Activities
Shares issuances	9,000	-	-
Cash provided by financing activities – continuing operations	9,000	-	-
Cash used in discontinued operations	(262,690)	(33,398)	(94,639)
Cash used by financing activities	(253,690)	(33,398)	(94,639)

Increase (decrease) in cash during the year	(2,510)	(383,633)	366,760
Cash and cash equivalents, beginning of year	7,895	391,528	24,768
Cash and cash equivalents, end of year	$5,385	$7,895	$391,528

Supplemental Information
Cash paid for interest	$9,642	$20,600	$29,486
Shares issued for assets	$-	$-	$4,865,280
Shares issued for subsidiary	$940,000	$-	$676,802
Shares issued for debt settlement and expenses	$741,188	$888,821	$258,426

The accompanying notes are a part of these financial statements.

1.      Description of the Company

CRC was incorporated as a private corporation in the Province of Alberta on December 8, 1999, and is a reporting company registered with the U.S. Securities and Exchange Commission.  CRC provides minimal equipment and related rental services. Pursuant to the share exchange agreement dated August 12, 2005, the Company effected a share exchange indirectly with the shareholders of KCP Innovative Services Ltd. ("KCP"), resulting in the Company acquiring 78.2% of the outstanding shares of KCP through exchanging shares with the Company's wholly owned subsidiary, Capital Reserve Canada Projects Ltd ("Project"). Subsequent to the Annual General Meeting of the company on January 12, 2006, the minority interest shareholders signed off and all minority interest shares were exchanged for CRC shares. Because the shareholders of KCP became the controlling shareholders of the Company, this transaction was accounted for as a reverse takeover whereby KCP was deemed to be the acquirer as described more fully in Note 2.

Capital Reserve Canada Projects Ltd. was incorporated as a private corporation in the Province of Alberta on August 2, 2005, and it has been inactive since inception except for the share exchange as described. Effectively on February 3, 2006 Capital Reserve Canada Projects Ltd. amalgamated with KCP Innovative Services Inc.

Effective January 22, 2006, KCP Innovative Services Inc. became directly a wholly-owned subsidiary of Capital Reserve Canada Ltd.

On February 4, 2008 we issued 23,500,000 shares to purchase the shares of Behral Canada Ltd. Behral owns the patents to a blowout preventer valve, stack control system and portable blowout controller. Behral also owns a floating offshore drilling vessel, a blow out preventer stack control system as well as a subsea blowout stack control system.

2.      Share exchange

On August 12, 2005, Project issued 17,335,814 common shares to exchange for 17,335,814 common shares (78.2%) from the shareholders of KCP Innovative Services. CRC then issued 17,335,814 common shares in exchange for 17,335,814 common shares from Projects.

Subsequent to January 12, 2006, minority interest shareholders of KCP signed off to exchange for shares in CRC. Minority interest of 21.8% (4,833,085 shares) was exchanged for CRC shares. CRCP and KCP were amalgamated on February 3, 2006. Following the transactions, CRC directly owns 100% of KCP.

During 2006, CRC issued 896,264 common shares to FACT Corp. in exchange for the debt of $258,426.

These share exchange transactions between CRC (legal parent) and KCP (legal subsidiary) were accounted for as a reverse takeover as a capital transaction in accordance with accounting principles generally accepted in the United States of America. As a result, no goodwill is accounted for in this transaction.

The reverse takeover accounting reports result in the following:

(a)           KCP is deemed to be the parent company and CRC is deemed to be the subsidiary company for accounting purposes;

2.      Share exchange (continued)

(b)           The financial statements of the combined entity are issued under the name of the legal parent, CRC, but are considered a continuation of the financial statements of the legal subsidiary, KCP; and

(c)           Since KCP is deemed to be the acquirer for accounting purposes, its assets and liabilities are included in its consolidated balance sheet at their historical carrying values.

3.      Summary of significant accounting policies

These consolidated financial statements include the accounts of the company and its legal subsidiary, KCP Innovative Services Inc., its wholly-owned subsidiary, Two Hills Environmental Inc and Behral Canada Ltd. and have been prepared in accordance with accounting principles generally accepted in United States of America. All significant inter-company transactions and balances are eliminated in the preparation of these consolidated financial statements.

(a)           Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and short-term investments with original maturities of 90 days or less and are recorded at the lower of cost or market value.

(b)           Leases

Leases are classified as either capital or operating.  Leases which transfer substantially all of the benefits and risks of ownership of property to the Company are accounted for as capital leases. The capitalized lease obligation reflects the present value of future rental payments, discounted at the appropriate interest rates.  The amount capitalized as the cost of the asset is amortized as set out below under property, plant and equipment. Rental payments under operating leases are expenses as incurred.

(c)           Property, plant and equipment

Property, plant and equipment are recorded at cost and are being amortized using the following method at the rates set out below which are estimated to be sufficient to amortize the cost of the assets to residual value by the expiration of their useful lives:

Building	4% diminishing balance
Equipment	20% diminishing balance
Furniture and Fixtures	20% diminishing balance
Vehicles	30% diminishing balance
Computer and Software	30% diminishing balance
Mineral Rights	0% diminishing balance
Water Permit	0% diminishing balance

(d)           Goodwill and intangible assets

The cost of intangible assets is amortized over the period in which the benefits of such assets are expected to be realized, principally on a straight-line basis.  The Company's policy is to amortize client relationships with determinable lives over four years.  Contract backlog is amortized over the estimated period of completion, generally less than one year.  Technology is being amortized over an estimated life of four years.  Goodwill is not amortized but is evaluated annually for impairment by comparing the fair value of the reporting unit, determined on a discounted after tax cash flow basis, to the carrying value.  An impairment loss would be recognized if the carrying value of the goodwill exceeds its fair value.

3.      Summary of significant accounting policies (continued)

 (e)           Future income taxes

The Company uses the liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on differences between financial reporting and the tax bases of assets and liabilities and measured using the substantively enacted rates and laws that will be in effect when these differences are expected to reverse.

(f)           Revenue recognition

The Company's services are generally sold based upon purchase orders or contracts with customers that include fixed or determinable prices based upon daily, hourly or job rates. Customer contract terms do not include provisions for significant past service delivery obligations.  Revenue is recognized when services and equipment rentals are rendered and only when collectability is reasonably assured.

(g)           Statement of cash flows

The statement of cash flows has been prepared using the indirect method.

4.      Basis of presentation and going concern

These financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

Because of the operating losses of the past two periods, the Company's continuance as a going concern is dependent upon its ability to obtain adequate financing and to reach profitable levels of operation.  Management believes actions planned and presently being taken provides the opportunity for the Company to continue as a going concern.

5.      Acquisition of Zone Technologies Ltd.

On June 11, 2004, KCP acquired 100% of the issued and outstanding shares of Zone Technologies Ltd. ("Zone") from an existing stockholder and an unrelated party.  The transaction was recorded at the exchange amount, as the change in ownership interests in Zone was substantive.

Consideration for the acquisition was $782,500 and it consisted of 1,294,444 common shares of KCP, at a fair value of $0.45 per share and cash of $200,000.  Zone is an Alberta based company focused on providing diagnostic and consulting services to customers exploring for coal based methane gas.  The fair value of the acquisition was determined through an independent third party appraisal of Zone as at the date of acquisition.

The acquisition was accounted for using the purchase method and the results of operations from June 11, 2004.

5.      Acquisition of Zone Technologies Ltd. (continued)

The fair value of the net assets acquired is summarized as follows:

Cash	$43,954
Accounts receivable	21,414
Property, plant and equipment	48,000
Zone Technology (Note 8)	277,000
Backlog	196,600
Customer relationships	184,000
Goodwill	138,155
909,123

Accounts payable and accrued liabilities	4,407
Income and commodity taxes payable	36,016
Future income tax liability	86,200
126,623
Net assets acquitted	$782,500

Cash consideration	$200,000
Share consideration (Note 12)	582,500
Purchase price	$782,500

The goodwill is non-deductible for income tax purposes.
Subsequent to September 2005, Zone Technologies Ltd. was dissolved as a corporate entity.

6.      Term deposits

The term deposit of $21,884 matured on March 14, 2008 and bore interest at 2.65% per annum.

7.      Property, plant and equipment

	Cost	Accumulated Amortization	Net December 31, 2008
Land	$900,000	$-	$900,000
Water Permit & Salt Lease	-	-	-
Furniture and fixtures	18,239	12,376	5,863
Computer and software	48,131	32,935	15,196
Mineral Rights	-	-	-

	$66,370	$45,311	$921,059

During 2008, it has been determined that the water permit and salt lease, as well as the mineral rights should be written off as an impairment charge due to the uncertainty of future economic value.  The impairment charge amounts to $4,802,079.

CAPITAL RESERVE CANADA LIMITED
CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2009

Management has prepared the accompanying unaudited consolidated financials statements of Capital Reserve Canada Limited. The Company’s independent auditor has not performed a review of these financial statements.

CAPITAL RESERVE CANADA LIMITED
UNAUDITED CONSOLIDATED BALANCE SHEETS
AS OF OCTOBER 31, 2009

October 31,
2009
ASSETS
Current assets
Cash and cash equivalents	$24,946
Accounts receivable	9,478
Prepaid expenses	27,713
Total current assets	62,137

Property, plant and equipment (Note 5)	917,342
Intangible assets (Note 6)	1
Other assets	11,845
Total assets	$991,325

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$491,149
Income and commodity taxes payable	19,927
Deferred income	150,000
Line of credit (Note 7)	17,000
Loan Payable (Note 8)	53,101
Current portion of long-term debt	-
Total current liabilities	731,177

Long-term liabilities
Long-term debt (Notes 9 & 10)	-
Total long-term liabilities	-
Total liabilities	731,177

STOCKHOLDERS’ EQUITY
Share Capital	11,273,858
Stock Subscription receivable	-
Retained earnings (Deficit)	(11,013,710)
Total stockholders' equity	260,148
Total liabilities and stockholders' equity	$991,325

The accompanying notes are a part of these financial statements.

CAPITAL RESERVE CANADA LIMITED
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
TEN MONTH PERIOD ENDED OCTOBER 31, 2009

October 31, 2009
Revenue	$6,000
Cost of sales	-
Gross profit	6,000

Expenses
Consulting, salaries and benefits	656,47
General and administrative	33,784
Impairment charges	-
Restoration costs	-
Amortization	1,677
Interest	5,900
Total expenses	697,808

Operating loss	(691,808)

Gain on sale of equipment	-
Discontinued operations	(7,010)
Net loss	$(698,818)

Basic and diluted earnings (loss) per share
Operating loss	$(0.00)
Discontinued operations	$(0.00)
Net Loss	$(0.00)

Weighted average number of shares outstanding	158,386,952

The accompanying notes are a part of these financial statements.

CAPITAL RESERVE CANADA LIMITED
UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the ten month period ending October 31, 2009

	Common Stock
	Shares	Amount	Retained Deficit	Stock Subscription Receivable	Total Stockholder’s Equity
Balance at December 31, 2008	118,621,359	$11,004,651	$(10,314,893)	$-	$689,758
Shares issued to debt settlement	48,972,943	226,500			226,500
Shares issued for cash	40,000,000	42,707			42,707
Net Loss for period 2009			(698,818)		(698,818)
Balance at October 31, 2009	207,594,	$11,273,858	$(10,994,811)	$-	$260,148

The accompanying notes are a part of these financial statements.

CAPITAL RESERVE CANADA LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TEN MONTH PERIOD ENDED OCTOBER 31, 2009
October 31, 2009
Operating Activities
Net Loss	$(698,818)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Amortization	1,677
Stock issued for services	226,500
Accounts receivable	(234,382)
Prepaid expenses and deposits	(16,891)
Accounts payable and accrued liabilities	347,840
Deferred revenue	144,000
Cash provided (used) by operating activities – continuing operations	(230,075)
Cash provided (used) by discontinued operations	135,673
Cash provided (used) by operating activities	(94,401)

Investing Activities
Proceeds from sale of fixed assets	-
Cash provided (used) by investing activities	-
Cash provided (used) in discontinued operations	22,291
Cash provided (used) by investing activities	22,291

Financing Activities
Loan payable	53,101
Shares issuances	42,707
Cash provided by financing activities – continuing operations	95,808
Cash used in discontinued operations	(4,137)
Cash used by financing activities	(91,671)

Increase (decrease) in cash during the year	19,561
Cash and cash equivalents, beginning of year	5,385
Cash and cash equivalents, end of year	$24,946

Supplemental Information
Cash paid for interest	$-
Shares issued for assets	$-
Shares issued for subsidiary	$-
Shares issued for debt settlement and expenses	$226,500

The accompanying notes are a part of these financial statements.

CAPITAL RESERVE CANADA LIMITED
Notes to unaudited financial statements

1.      Description of the Company

KCP Innovative Services Inc. was incorporated as a private corporation named K C Pearson Consulting Inc. in the Province of Alberta on February 20, 1996.  The name was changed to KCP Innovative Services Inc. on May 22, 2003. KCP has developed a series of devices that are used to diagnose the pay zone in oil or gas wells.  The diagnostic information collected from these devices is used by production engineers to complete the well at the most efficient level.  KCP's customers are oil and gas companies.

Capital Reserve Canada Ltd. (“CRC") was incorporated as a private corporation in the Province of Alberta on December 8, 1999, and is a reporting company registered with the U.S. Securities and Exchange Commission.  CRC provides minimal equipment and related rental services. Pursuant to the share exchange agreement dated August 12, 2005, the Company effected a share exchange indirectly with the shareholders of KCP Innovative Services Ltd. ("KCP"), resulting in the Company acquiring 78.2% of the outstanding shares of KCP through exchanging shares with the Company's wholly owned subsidiary, Capital Reserve Canada Projects Ltd ("Project"). Subsequent to the Annual General Meeting of the company on January 12, 2006, the minority interest shareholders signed off and all minority interest shares were exchanged for CRC shares. Because the shareholders of KCP became the controlling shareholders of the Company, this transaction was accounted for as a reverse takeover whereby KCP was deemed to be the acquirer as described more fully in Note 2.

Capital Reserve Canada Projects Ltd. was incorporated as a private corporation in the Province of Alberta on August 2, 2005, and it has been inactive since inception except for the share exchange as described. Effectively on February 3, 2006 Capital Reserve Canada Projects Ltd. amalgamated with KCP Innovative Services Inc.

Effective January 22, 2006, KCP Innovative Services Inc. became directly a wholly-owned subsidiary of Capital Reserve Canada Ltd.

On February 4, 2008 we issued 23,500,000 shares to purchase the shares of Behral Canada Ltd. Behral owns the patents to a blowout preventer valve, stack control system and portable blowout controller. Behral also owns a floating offshore drilling vessel, a blow out preventer stack control system as well as a subsea blowout stack control system.

2.      Share exchange

On August 12, 2005, Project issued 17,335,814 common shares to exchange for 17,335,814 common shares (78.2%) from the shareholders of KCP Innovative Services. CRC then issued 17,335,814 common shares in exchange for 17,335,814 common shares from Projects.

Subsequent to January 12, 2006, minority interest shareholders of KCP signed off to exchange for shares in CRC. Minority interest of 21.8% (4,833,085 shares) was exchanged for CRC shares. CRCP and KCP were amalgamated on February 3, 2006. Following the transactions, CRC directly owns 100% of KCP.

During 2006, CRC issued 896,264 common shares to FACT Corp. in exchange for the debt of $258,426.

These share exchange transactions between CRC (legal parent) and KCP (legal subsidiary) were accounted for as a reverse takeover as a capital transaction in accordance with accounting principles generally accepted in the United States of America. As a result, no goodwill is accounted for in this transaction.

The reverse takeover accounting reports result in the following:

(a)           KCP is deemed to be the parent company and CRC is deemed to be the subsidiary company for accounting purposes;

2.      Share exchange (continued)

(b)           The financial statements of the combined entity are issued under the name of the legal parent, CRC, but are considered a continuation of the financial statements of the legal subsidiary, KCP; and

(c)           Since KCP is deemed to be the acquirer for accounting purposes, its assets and liabilities are included in its consolidated balance sheet at their historical carrying values.

3.      Summary of significant accounting policies

These consolidated financial statements include the accounts of the company and its legal subsidiary, KCP Innovative Services Inc., its wholly-owned subsidiary, Two Hills Environmental Inc and Behral Canada Ltd. and have been prepared in accordance with accounting principles generally accepted in United States of America. All significant inter-company transactions and balances are eliminated in the preparation of these consolidated financial statements.

(a)           Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and short-term investments with original maturities of 90 days or less and are recorded at the lower of cost or market value.

(b)           Leases

Leases are classified as either capital or operating.  Leases which transfer substantially all of the benefits and risks of ownership of property to the Company are accounted for as capital leases. The capitalized lease obligation reflects the present value of future rental payments, discounted at the appropriate interest rates.  The amount capitalized as the cost of the asset is amortized as set out below under property, plant and equipment. Rental payments under operating leases are expenses as incurred.

(c)           Property, plant and equipment

Property, plant and equipment are recorded at cost and are being amortized using the following method at the rates set out below which are estimated to be sufficient to amortize the cost of the assets to residual value by the expiration of their useful lives:

Building	4% diminishing balance
Equipment	20% diminishing balance
Furniture and Fixtures	20% diminishing balance
Vehicles	30% diminishing balance
Computer and Software	30% diminishing balance
Mineral Rights	0% diminishing balance
Water Permit	0% diminishing balance

(d)           Goodwill and intangible assets

The cost of intangible assets is amortized over the period in which the benefits of such assets are expected to be realized, principally on a straight-line basis.  The Company's policy is to amortize client relationships with determinable lives over four years.  Contract backlog is amortized over the estimated period of completion, generally less than one year.  Technology is being amortized over an estimated life of four years.  Goodwill is not amortized but is evaluated annually for impairment by comparing the fair value of the reporting unit, determined on a discounted after tax cash flow basis, to the carrying value.  An impairment loss would be recognized if the carrying value of the goodwill exceeds its fair value.

3.      Summary of significant accounting policies (continued)

 (e)           Future income taxes

The Company uses the liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on differences between financial reporting and the tax bases of assets and liabilities and measured using the substantively enacted rates and laws that will be in effect when these differences are expected to reverse.

(f)           Revenue recognition

The Company's services are generally sold based upon purchase orders or contracts with customers that include fixed or determinable prices based upon daily, hourly or job rates. Customer contract terms do not include provisions for significant past service delivery obligations.  Revenue is recognized when services and equipment rentals are rendered and only when collectability is reasonably assured.

(g)           Statement of cash flows

The statement of cash flows has been prepared using the indirect method.

4.      Basis of presentation and going concern

These financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

Because of the operating losses of the past two periods, the Company's continuance as a going concern is dependent upon its ability to obtain adequate financing and to reach profitable levels of operation.  Management believes actions planned and presently being taken provides the opportunity for the Company to continue as a going concern.

5.      Property, plant and equipment

	Cost	Accumulated Amortization	Net December 31, 2008
Land	$900,000	$-	$900,000
Furniture and fixtures	18,239	13,255	4,984
Computer and software	48,131	35,773	12,358

	$966,370	$49,028	$9917,342

5.      Property, plant and equipment (continued)

Southbend Power Ltd.

On June 16, 2006, Two Hills Environmental Inc., a wholly-owned subsidiary of CRC purchased 147 acres of land together with certain salt lease and water permit rights from Southbend Power Ltd. for the consideration of CRC to issue 13,200,000 common shares to Southbend Power Ltd. and the assumption of certain liabilities. The transaction was completed on July 28, 2006. The company recorded the value of the purchase based on the market share trading value of July 28, 2006 at US$ 0.32 per share. The company recorded the land at its fair market value of $900,000 and the value of the water permits and salt leases to be $4,677,679, the trading value of the exchanged shares.  These 147 acres sit on the Nisku Fault and the Lotsburg salt formation has 3 large existing salt caverns.  The Lotsburg salt formation contains salt deposits that average 122m in thickness and spans a total area of 390,000 sq. km.  The Nisku Fault resides approximately 1000m underground and extends downwards and can be used for certain liquid waste disposal.  Caverns are formed through solution mining, during which water is pumped into the formation to dissolve large pockets of salt in the formation.  These caverns are especially important in the oilfield waste disposal industry, where wastes from oil production are stored in these caverns.  The 147 acres are strategically located in terms of proximity to sources of oilfield wastes being generated in the Cold Lake Region. The companies currently producing oil wastes are discouraged from the duopoly in the oil waste disposal industry due to prices and lack of customer service. Currently, 7 million cubic meters of oilfield wastes are being produced annually. At the going rate of $100/m for disposal of oilfield wastes that require deep disposal, the revenue potential for disposal of current volumes is estimated to be $1,900,000 per day. Two Hills estimates in capturing 545 cubic meters per day which would equate to approximately $55,000 per day in revenues and annual cash flow exceeding $5,300,000. Due to the projections of these estimates and the time that it would take Two Hills to have their site ready for oilfield waste disposal, the Company has decided to take a conservative approach in valuing these salt caverns and have recorded them at the original cost at acquisition. The numbers represented in this paragraph concerning the amount of oilfield waste production and revenue generated per day were received through two third party consultants.

In addition to the salt caverns, this site has a water pumping station and water rights to pump from the North Saskatchewan River running along it.  Future water rights are not being easily given for the North Saskatchewan River due to the scarcity of water there. This site is now held at a premium due to the water pump located there and the rights already owned.

The Company has leased a portion of the land to another company for $2,000 per month for storage of trailers and other equipment.  This lease expired on September 1st 2009.

The Company is currently seeking opportunities to further expand the operations of this site by either raising money or forming a joint venture to be able to prepare the site for waste disposal storage and commence operations in this area.

6.      Intangible assets

	Cost	Accumulated Amortization	Net December 31, 2008
PID Technology	$1	$-	$1
Zone Technology	277,000	277,000	0
Backlog	196,600	196,600	0
Customer relationships	184,000	184,000	0
Patents in Behral	-	-

	$657,601	$657,600	$1

Perforation Inflow Diagnostics ("PID")

Effective January 1, 2004, KCP acquired from a group of individuals, one of which was a stockholder of KCP, a computer modeling system to analyze the underground formations that contain natural gas and oil.  Consideration consisted of 14,966,270 common shares of KCP.  As this related party transaction did not result in a substantive change in the ownership interest of the technology, the technology has been recorded at the nominal carrying value of $1.

Zone Technology

Effective June 11, 2004, KCP acquired 100% of the outstanding shares of Zone Technologies Ltd. Zone Technologies Ltd. has developed a computer modeling system to explore the underground formations that contain coal based methane gas. Zone Technologies Ltd. was dissolved on September 26, 2005.

Suncone Technologies Ltd.

The company was formed to purchase the Infratronic Soil Sterilization Unit in exchange for CRC shares and cash. $50,000 was paid to Southbend Powers Ltd. for the unit for testing and evaluation. However, it was determined that the unit was not consistent with the overall business objectives. Suncone Technologies Ltd. was dissolved and the funds were returned to CRC through a follow-on transaction during the 2007 fiscal year.

Patents

Patents were acquired with the acquisition of Behral.  As none of the patents are in production, the economic value is uncertain and thus written off to impairment charges during the year ended December 31, 2008. ($947,611)

7.      Operating line of credit

The Company has an operating line of credit to a maximum of $95,000.  Interest is charged monthly on the outstanding balance at the rate of prime plus 1%.  It is secured by General Security Agreement. There was an outstanding amount as of October 31, 2009, of $17,000.

8.     Loan Payable

The Company signed a promissory note and received funds of US$40,000 (Cdn$47,201) in April 2009.  The interest rate is 25% per annum and compounded monthly until the principal is paid in full.  Payment are applied firstly to the accrued interest and secondly to the principal.  750,000 shares were issued upon signing the agreement.  $5,900 in interest has been accrued as of October 31, 2009.

9.     Demand bank loan

The bank loan is repayable over 60 months commencing March 2005 and ending in February 2010.  Monthly blended payments of principal and interest are $8,313 with an interest rate of 6.375%. The first payment was $4,130 and was made on March 18, 2005.  One half of the loan was drawn on February 18, 2005 upon completion of unit 101.  The balance was drawn on March 31, 2005 upon completion of unit 102. Two Sterline Slick Line units, included in property, plant and equipment, are pledged as collateral for this loan.   The Loan was paid in full on February 8, 2008 when one of the slick line trucks was sold.

10.           Long-term debt

The vehicle loan is repayable over 72 months commencing in August 2003 and ended in July 2009. The blended payments of principal and interest were $1,027 per month with an interest rate of 7.99% per annum.  A 2003 Dodge truck, included in property, plant and equipment, was pledged as collateral for this loan.

11.           Share capital

Authorized
The authorized share capital of the Company consists of an unlimited number of common shares without par value: Shares issued are as follows:
Shares already issued in CRC as at December 31, 2006	58,396,421
Cancelled Feb 7, 2007 pursuant to contract	-30,000
Issued July 19, 2007 for consulting services @$.085	700,000
Issued Aug 19, 2007 for $839,187 debt	5,000,000
Issued Aug 19, 2007 for $49,634 debt	1,500,000
Issued Feb 4, 2008 for purchase of Behral Canada	23,500,000
Issued Feb 5, 2008 as a Debt Settlement	3,500,000
Issued Mar 13, 2008 for directors compensation @ $0.04	4,000,000
Issued Aug 19, 2008 for (in lieu of pay and per contract) @ $0.014 to $0.053	14,231,409
Issued Dec 1, 2008 for consulting services @ $0.021	3,323,529
Issued Dec 15, 2008 for consulting services @ $0.017	4,500,000
Issued Mar 3, 2009 for Debt Settlement	8,571,428
Issue Mar 11, 2009 for (in lieu of pay and per contract) @ $0.0055	15,818,182
Issued Apr 28, 2009 in lieu of pay @ $0.014	2,500,000
Issued Apr 28, 2009 per loan agreement	750,000
Issued July 20, 2009 private placement @ $0.011	40,000,000
Issued Aug 11, 2009 in lieu of pay @ $0.003	21,333,333
TOTAL on October 31, 2009	207,594,302

On March 3, 2009 we issued 8,571,428 shares for debt settlement to the company president.

On March 11, 2009 we issued 15,818,182 shares for consulting services to three stockholders.

On April 28, 2009 we issued 2,500,000 shares for consulting services to two consultants.

On April 28, 2009 we issued 750,000 shares to one stockholder as per an interim loan agreement. (note 11)

On July 20, 2009 we closed a non-brokered private placement, 40,000,000 shares were issued and received net proceeds of $42,707.

On August 11, 2009 we issued 21,333,333 shares for consulting services to one employee and four consultants.

12.           Related party transactions

The amounts due to the shareholders are non-interest bearing, unsecured and due on demand and are nil.

13.           Commitment

The Company leases shop and office space under operating leases.  The future office and shop lease payments are as follows:

2010	$142,140
2011	142,140
2012	142,140

Total	$426,420

14.           Financial instruments

Credit risk

Credit risk is the risk that one party to a financial instrument will fail to fulfill an obligation and causes the other party to incur a financial loss. The Company’s credit risk consists primarily of cash and cash equivalents and short-term investments. The credit risk is minimized by placing cash and cash equivalents and investing in short-term investments with major Canadian financial institutions. The Company’s receivables consist of GST due from the Federal Government of Canada.  Management believes that the credit risk concentration with respect to amounts receivable is remote.  The Company does not invest in asset–backed commercial papers.

Interest rate risk

The Company is exposed to interest rate risk to the extent that it has bank indebtedness that carries a variable rate of interest.  Notwithstanding this, unless otherwise indicated, it is management's opinion that the Company's exposure to interest rate risk arising from these financial instruments is insignificant.

Fair value of financial assets and liabilities

The Company has estimated the fair value of its financial instruments, which include cash and cash equivalents, cash restricted, term deposit, accounts receivable, bank indebtedness, accounts payable, accrued liabilities, due to stockholder and long-term debt. The Company used valuation methodologies and market information available at October 31, 2009 and has determined that the carrying amounts of such financial instruments approximate fair value in all cases.

16.           Segmented information

The Company operates in one geographic segment within one industry segment.  Oilfield services are provided in Canada.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by CRC in connection with registering the sale of the common stock. CRC has agreed to pay all costs and expenses in connection with this offering of common stock. Set forth below is the estimated expenses of issuance and distribution, assuming the maximum proceeds is raised.

Legal and Professional Fees	$9,000
SEC Registration Fee	840
Accounting/Auditing Fees	1,000
Blue Sky Qualification Fees	500	*
Printing and Copying	2,000	*
Mailing and Couriering Prospectus	1,000	*
Transfer Agent Fees and Certificate Printing	3,685
EDGARizing Fees	3,200	*
Total	$21,225

* Estimate

ITEM 14.  Indemnification of Directors and Officers

The Company’s Articles of Incorporation and Bylaws provide for the indemnification of a present or former director or officer. CRC indemnifies any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him. Canadian law also provides for discretionary indemnification for each person who serves as or at CRC request as an officer or director. CRC may indemnify such individual against all costs, expenses, and liabilities incurred in a threatened, pending or completed action, suit, or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, CRC’s best interests. In a criminal action, he/she must not have had a reasonable cause to believe his conduct was unlawful.

ITEM 15.   Recent Sales of Unregistered Securities.

There are no recent sales of unregistered securities.

EXHIBITS

Number	Description
EX 3.1	Articles of Incorporation
EX 3.2	Bylaws
Ex 5.1	Consent of Counsel
EX 10.8	Drawdown Equity Financing Agreement
EX 10.9	Registration Rights Agreement
EX 20.1	Resolution of Board of Directors Re: Drawdown Equity Financing Agreement
EX 23.1	Consent of Independent Registered Certified Public Accountants

UNDERTAKINGS

We hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
•
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

•
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Company undertakes, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

The Company undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Province of Alberta, Canada on November 12, 2009.

CAPITAL RESERVE CANADA LIMITED

By:            /s/ Steven Claussen
Stephen Claussen
Director, President and CEO

DIRECTORS

/s/ Steven Claussen
Stephen Claussen
Director, President and CEO

December 7, 2009

/s/ Donald Getty
Donald Getty
Chairman of the Board, Director

December 7, 2009

/s/ Michael G. Dolinski
Michael G. Dolinski M.Sc., M.P.M.
Director

December 7, 2009